Exhibit 10.2

AGREEMENT AND PLAN OF MERGER

by and among

BANKRATE, INC.,

[SUB1],

[SUB2],

MORTGAGE MARKET INFORMATION SERVICES, INC.,

INTEREST.COM, INC.,

SCARLETT ENTERPRISES, LTD.

and

JAMES R. DE BOTH

Dated as of November 20, 2005

(continued)

(continued)

Page

Section 6.04	Bankrate and the Subs have Validly Executed and Delivered this Agreement	23
Section 6.05	No Conflicts	23
Section 6.06	No Governmental Entity Consents are Necessary	23
Section 6.07	Brokers	24
Section 6.08	Free Cash	24
Section 6.09	Employee Benefits	24
ARTICLE VII	COVENANTS RELATING TO CONDUCT OF BUSINESS; NO DISCUSSIONS WITH OTHERS; ACCESS TO INFORMATION; AND EFFORTS TO CONSUMMATE THE TRANSACTIONS; HIRING OF EMPLOYEES; REGULATION S-X; TRANSITION SERVICES; TAX MATTERS	24
Section 7.01	Conduct of Business of MMIS	24
Section 7.02	Conduct of Business of Bankrate	26
Section 7.03	No Discussions with Others	26
Section 7.04	Voting	27
Section 7.05	Access to Information; Confidentiality	27
Section 7.06	Commercially Reasonable Efforts; Notification	27
Section 7.07	Restrictive Covenants	28
Section 7.08	Financial Statements Required by Regulation S-X	29
Section 7.09	Transition Services; Office Space	30
Section 7.10	Tax Matters	31
ARTICLE VIII	INDEMNIFICATION	32
Section 8.01	Indemnification	32
ARTICLE IX	CONDITIONS PRECEDENT TO CLOSING	36
Section 9.01	Conditions to Each Party’s Obligation To Effect The Mergers	36
Section 9.02	Conditions to Obligations of Bankrate and the Subs To Effect The Mergers	37
Section 9.03	Conditions to Obligations of MMIS To Effect The Mergers	39
Section 9.04	Closing Conditions	39
ARTICLE X	TERMINATION	39
Section 10.01	Termination	39
Section 10.02	Failure to Close Due to Governmental Approvals	40
Section 10.03	Failure to Perform; Break Up Fee	40

(continued)

Page

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 20, 2005, by and among: (i) BANKRATE, INC., a Florida corporation ("Bankrate"), (ii) [SUB1], an Illinois corporation and a wholly owned subsidiary of Bankrate ("Sub1") and [SUB2], an Illinois corporation and a wholly owned subsidiary of Bankrate (“Sub2” and collectively with Sub1, the “Subs”)1 , (iii) MORTGAGE MARKET INFORMATION SERVICES, INC., an Illinois corporation, and INTEREST.COM, INC., an Illinois corporation (collectively, "MMIS"), (iv) SCARLETT ENTERPRISES, LTD., an Illinois corporation (the "Shareholder") and (v) JAMES R. DE BOTH ("De Both").

Capitalized terms used in this Agreement, to the extent not defined in the text of the Agreement, shall have the meaning set forth in Article I of this Agreement.

RECITALS:

A. Bankrate, each of the Subs, MMIS, the Shareholder and De Both desire that Sub1 merge with and into Mortgage Market Information Services, Inc. and Sub2 merge with and into Interest.com, Inc. (the "Mergers") and consummate the other transactions contemplated by this Agreement (the Mergers together with such other transactions shall collectively be referred to as the "Transactions") on the terms and subject to the conditions set forth in this Agreement.

B. MMIS and the Shareholder (i) determined that the Mergers and the Transactions are fair to and in the best interests of MMIS and the Shareholder and (ii) have each approved this Agreement and the Transactions.

C. Bankrate, Sub1 and Sub2 have each approved this Agreement and the Transactions.

D. Bankrate, Sub1, Sub2 , MMIS, the Shareholder and De Both desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Bankrate, Sub1, Sub2, MMIS, the Shareholder and De Both agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Bankrate Material Adverse Effect" means (i) a material adverse effect on the ability of Bankrate, Sub1 or Sub2 to perform its obligations under this Agreement or (ii) a material adverse effect on the ability of Bankrate, Sub1 or Sub2 to consummate the Transactions.

1 The Subs are Illinois corporations in the process of being formed, shall be obligated under this Agreement once formed and are permitted to sign this Agreement after the other parties to this Agreement but prior to the Closing.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Closing" means the filing/approval of the last state to approve the mergers contemplated by this Agreement.

"Closing Date" means the date on which the Closing occurs.

"Date of the Notice of Claim" means the date that the Notice of Claim is deemed delivered pursuant to Article VIII.

"Effective Time" as to each planned merger means the time that Merger becomes effective.

"Employment Loss" means (i) an employment termination, other than a discharge for cause, voluntary departure, or retirement, (ii) a layoff exceeding six (6) months or (iii) a reduction in hours of work of more than fifty percent (50%).

“Equity”means (a) the sum of all assets minus (b) the sum of all liabilities.

"Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral rights of authors and inventors, however denominated, throughout the world; and (viii) all domain names.

“Interest.com Common Stock” means shares of common stock of Interest.com, Inc., par value $1.00 per share.

"Judgment" means any judgment, order or decree.

"Knowledge" of a particular fact or other matter, by an individual means the actual knowledge of such individual; provided, that Knowledge with respect to the Shareholder means the actual Knowledge of De Both and Chuck Smilgys.

"Law" means any statute, law (including common law), ordinance, rule or regulation.

"Liens" means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

"MMIS Capital Stock" means all of the issued and outstanding shares of MMIS.

"MMIS Certificate(s)" means a certificate or certificates which immediately prior to the Effective Time represented the MMIS Capital Stock.

"MMIS Common Stock" means the Interest.com Common Stock and the Mortgage Market Information Services Common Stock.

"MMIS Material Adverse Effect" means (i) any change, effect, event, occurrence or state of facts, or any development that, insofar as can reasonably be foreseen, is reasonably likely to result in any change, effect, event, occurrence or state of facts, that is materially adverse to the business, assets, condition (financial or otherwise), or results of operations of MMIS, taken as a whole, other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the industries in which MMIS operates, and that do not have a materially disproportionate impact on MMIS, taken as a whole, (B) general economic, financial or securities market conditions in the United States or elsewhere, or (C) the announcement of this Agreement or the Transactions, (ii) a material adverse effect on the ability of MMIS to perform its obligations under this Agreement or (iii) a material adverse effect on the ability of MMIS to consummate the Transactions.

"Mortgage Market Information Services Common Stock" means shares of common stock of Mortgage Market Information Services, Inc., no par value per share.

"Options" shall mean options representing the right to acquire MMIS Common Stock.

"Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity (as defined in Section 5.11 hereof) or other entity.

"Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications) listed on Section 5.19(F) of the Disclosure Schedule and (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks listed on Section 5.19(F) of the Disclosure Schedule.

"Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

“Subs” shall mean Sub1 and Sub2.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

ARTICLE II
THE MERGER

Section 2.01  The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the corporate laws of the applicable State (the "Corporate Law"), at the Effective Time (A) Sub1 shall be merged with and into Mortgage Market Information Services, Inc., (B) Sub2 shall be merged with and into Interest.com, (C) the separate corporate existence of Sub1 and Sub2 shall thereupon cease and (C) Mortgage Market Information Services, Inc. shall be the surviving corporation of the merger with Sub1 and Interest.com shall be the surviving corporation of the merger with Sub2 (the "Surviving Corporations").

Section 2.02  Closing; Location; Time.

(A)  Location of the Closing. The Closing shall take place at the offices of Gunster, Yoakley & Stewart, P.A. in their West Palm Beach, Florida office.

(B)  Date and Time of the Closing. The Closing shall occur on November 30, 2005, subject only to the satisfaction of, or waiver by the party entitled to satisfaction of, all conditions precedent to the Transactions specified in this Agreement.

Section 2.03  Filing of Certificates of Merger; Definition of Effective Time.

(A)  Filing of Certificates of Merger. Prior to the Closing, Bankrate shall prepare, and on the Closing Date, or as soon as practicable thereafter, Bankrate and each entity in MMIS shall file with the Secretary of State of the applicable State(s), a Certificate of Merger and all other documents or recordings required to effectuate the Mergers in accordance with the relevant provisions of the Corporate Law (collectively, the "Certificates of Merger").

(B)  Effective Time of the Mergers. The Mergers shall become effective at such time as the Certificates of Merger are duly filed or at such later time as Bankrate and the Shareholder shall agree and specify in the Certificates of Merger.

Section 2.04  Effects of the Mergers. The Mergers shall have the effects set forth in the Corporate Law. Without limiting the generality of the foregoing, at the Effective Time: (A) all of the properties, rights, privileges, powers and franchises of MMIS and each of the Subs shall vest in the Surviving Corporations; and (B) except as may be otherwise provided in this Agreement, all debts, liabilities and duties of MMIS and each of the Subs shall become the debts, liabilities and duties of the Surviving Corporations.

Section 2.05  Further Assurances. MMIS and the Shareholder agree that if, at any time after the Effective Time, Bankrate or the Surviving Corporations believe or are advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Corporations, Sub1, Sub2 or Bankrate title to any property or any right of MMIS as provided in this Agreement, the Shareholder will act with reasonable promptness (with any out-of-pocket expense to be paid by Bankrate) to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Corporations, Sub1 or Sub2 or Bankrate and otherwise to carry out the purposes of this Agreement.

Section 2.06  Certificate of Incorporation and Bylaws of the Surviving Corporations.

(A)  Certificate of Incorporation. The Certificates of Incorporation of the Surviving Corporations shall be amended at the Effective Time, without any further action on the part of Bankrate, MMIS or either of the Subs, and as so amended, such Certificates of Incorporation shall be the Certificates of Incorporation of the Surviving Corporations until thereafter changed or amended as provided therein or by applicable Law.

(B)  Bylaws. The Bylaws of the Surviving Corporations shall be amended at the Effective Time without any further action on the part of Bankrate, MMIS or any of the Subs.

Section 2.07  Directors of the Surviving Corporations. Subject to requirements of applicable Law, Bankrate shall elect the directors of the Surviving Corporations from and after the Effective Time of the Mergers.

Section 2.08  Officers of the Surviving Corporations. Subject to requirements of applicable Law, Bankrate shall elect the officers of the Surviving Corporations from and after the Effective Time of the Mergers.

ARTICLE III

MERGER CONSIDERATION/PURCHASE PRICE; ADJUSTMENT AND DELIVERY
 OF MERGER CONSIDERATION/PURCHASE PRICE

Section 3.01  Consideration/Purchase Price. Subject to Section 3.02 and Article VIII hereof, and in consideration of consummating the Transactions, the Shareholder shall receive cash in the amount of Thirty Million Dollars ($30,000,000.00) (the "Purchase Price").

Section 3.02  Delivery of the Purchase Price.

(A)  Delivery of the Purchase Price.

(i)  Purchase Price Minus Indemnification Escrow Cash Delivered to the Shareholder. Seven (7) days after the Closing, Bankrate shall deliver by wire transfer of same day funds, to an account designated by the Shareholder, an amount equal to the Purchase Price, less the Indemnification Escrow Cash, for the benefit of the Shareholder.

(ii)  $3,000,000 of the Purchase Price Delivered to the Escrow Agent. Seven (7) days after the Closing, Bankrate shall deliver to a mutually agreed upon escrow agent that will consent to jurisdiction and venue for all disputes occurring in New York, New York (the "Escrow Agent"), by wire transfer of same day funds, Three Million Dollars ($3,000,000.00) of the Purchase Price (the "Indemnification Escrow Cash"). Each party agrees not to unreasonably withhold or delay their review and approval of the Escrow Agent. De Both shall be solely responsible for paying up to the first Five Thousand Five Hundred Dollars ($5,500) of fees and costs charged by the Escrow Agent for serving as Escrow Agent. All other amounts payable to the Escrow Agent, if any, shall be shared equally by Bankrate and De Both as more specifically set forth in the Escrow Agreement (as defined below).

(1)  Disbursement of the Indemnification Escrow Cash; Escrow Agreement. The Indemnification Escrow Cash shall be applied and disbursed in accordance with the terms and provisions of a mutually agreed upon Escrow Agreement (the "Escrow Agreement"). Each party agrees not to unreasonably withhold or delay their review and approval of the Escrow Agreement.

(2)  Investment of the Indemnification Escrow Cash. The Indemnification Escrow Cash shall be invested in a mutually agreed upon low risk, interest bearing money market account. Pursuant to the terms of the Escrow Agreement, De Both shall be entitled to all interest earned on the Indemnification Escrow Cash.

Section 3.03  Adjustment to the Merger Consideration/Purchase Price.

(A)  Draft Closing Balance Sheet and Draft Closing Balance Sheet.

(i)  Draft Closing Balance Sheet. Within sixty (60) calendar days following the Closing Date, the Shareholder will prepare a balance sheet for MMIS (on a combined basis including both entities) as of the Closing Date (the "Draft Closing Balance Sheet").

(ii)  Draft Closing Balance Sheet Prepared in Accordance with GAAP and the Draft Closing Sheet. The Draft Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that used in preparing MMIS' unaudited balance sheet as of September 30, 2005 attached to this Agreement as Exhibit 3.03(A) (the "Pre-Closing Balance Sheet").

(iii)  Shareholder's Delivery of Draft Closing Balance Sheet and Draft Closing Date Equity. The Shareholder shall deliver the Draft Closing Balance Sheet (and any related worksheets, working papers, notes and schedules necessary to understand the Draft Closing Balance Sheet) and its calculation of the Equity of MMIS as of the Closing Date (the "Draft Closing Date Equity") to Bankrate not later than sixty (60) calendar days following the Closing Date.

(B)  Review by Bankrate and its Accountants. Within thirty (30) calendar days following the receipt by Bankrate of the Draft Closing Balance Sheet (and any related worksheets, working papers, notes and schedules) from the Shareholder, Bankrate shall provide to the Shareholder a report indicating the Bankrate’s agreement or objections to the Draft Closing Balance Sheet and the Draft Closing Date Equity (the "Bankrate Report").

(C)  Cooperation. For purposes of preparing the Draft Closing Balance Sheet and during the period of any dispute referred to in Section 3.03(D) below, the Surviving Corporations, the Shareholder, Bankrate and their respective accountants and representatives shall fully cooperate with each other, and provide each other reasonable access to the books, records, facilities and employees of the Surviving Corporations, insofar as each party has possession or control of the foregoing, in each case to the extent required to enable the parties, with the assistance of their respective accountants and representatives, to prepare or review the Draft Closing Balance Sheet.

(D)  Agreement on Closing Balance Sheet.

(i)  Agreement of the Parties. Within fifteen (15) calendar days of the receipt by the Shareholder of the Bankrate Report, the Shareholder and Bankrate shall endeavor to agree on any matters in dispute.

(ii)  Decision by Independent Accounting Firm. If the Shareholder and Bankrate are unable to agree on any matters in dispute within fifteen (15) calendar days after receipt of the MMIS Report, the matters in dispute will be submitted for resolution to an independent accounting firm mutually agreed upon by Bankrate and MMIS, such agreement not be unreasonably withheld or delayed by either Bankrate or MMIS (the "Independent Accounting Firm"), to make a final determination in accordance with the guidelines and procedures set forth in this Agreement. The Shareholder and Bankrate shall instruct the Independent Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Shareholder, on the one hand, or Bankrate, on the other hand, or less than the smallest value for such item assigned by the Shareholder, on the one hand, or Bankrate, on the other hand. The Shareholder and Bankrate shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by the Shareholder and Bankrate which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Within thirty (30) calendar days of such submission, the Independent Accounting Firm shall determine and issue a written report to Bankrate and the Shareholder. Bankrate and the Shareholder shall cooperate with each other and each other's representatives to enable the Independent Accounting Firm to render a decision as promptly as possible.

(iii)  Fees. The fees and disbursements of the Independent Accounting Firm shall be billed to Bankrate; provided, however, each of the Shareholder and Bankrate shall be responsible for paying such fees in inverse proportion as they prevail on matters decided by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm, as arbitrators, at the time such determination of the Independent Accounting Firm is rendered on the submitted dispute(s). All amounts owed by the Shareholder pursuant to this Section 3.03(D)(iii) to Bankrate shall be included in the Purchase Price adjustment set forth in Section 3.03(E).

(iv)  Closing Balance Sheet. The balance sheet incorporating the resolution of matters in dispute (if any) is referred to as the "Closing Balance Sheet". The adjustment to the Purchase Price pursuant to Section 3.03(E), based on the Closing Balance Sheet (the "Purchase Price Adjustment"), shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties to this Agreement.

(E)  Purchase Price Adjustment Based on Closing Date Equity.

(i)  Adjustment if the Closing Date Equity is Greater than Zero. If the Equity of MMIS, as disclosed in the Closing Balance Sheet (the "Closing Date Equity"), is greater than zero, then (a) the Purchase Price shall be increased by the amount of such Equity and (b) Bankrate shall immediately pay such amount to the Shareholder.

(ii)  Adjustment if the Closing Date Equity is Less than Zero. If the Closing Date Equity is less than zero, then (a) the Purchase Price shall be decreased by the amount of such Equity deficit and (b) the Shareholder shall immediately pay to Bankrate such Equity deficit.

Section 3.04  Delivery of the MMIS Certificates. At the Closing, the Shareholder shall deliver to Bankrate the MMIS Certificate(s) of the Shareholder, duly endorsed by the Shareholder.

Section 3.05  Withholding Rights. Bankrate and the Subs shall be entitled to deduct and withhold from the consideration otherwise payable to the Shareholder pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. If Bankrate or the Subs, as the case may be, withholds amounts in accordance with this Section 3.05, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder.

Section 3.06  No Further Ownership Rights in MMIS Common Stock after the Effective Time. The Purchase Price paid in accordance with the terms of this Article III upon sale of any MMIS Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such MMIS Common Stock. After the Effective Time, there shall be no registration of transfers on the MMIS Common Stock transfer books that were outstanding immediately prior to the Effective Time.

Section 3.07  Options. MMIS shall take all actions necessary to ensure that MMIS will not, at the time of the Closing, be bound by any Options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, stock-based performance units or other rights or agreements which would entitle any Person, other than Bankrate and the Subs, to own any ownership interests of MMIS or to receive any payment in respect thereof at any time after the Closing Date.

Section 3.08  Employee Compensation. MMIS shall pay all compensation and benefits payable to the employees of MMIS as of the Closing Date and its pro rata share (based on the number of days in the relevant bonus period elapsed as of the Closing Date) of all 2005 bonuses disclosed in the Disclosure Schedule delivered as of the date of this Agreement; provided, however, that Bankrate’s total pro rata share for the portion of 2005 remaining after the Closing Date shall not exceed $12,500 for all employees. Except as set forth in the preceding sentence, De Both and the Shareholder shall promptly reimburse Bankrate or the Subs for any amounts payable to employees of MMIS following the Closing based in part on services provided prior to the Closing in accordance with compensation plans or programs implemented by MMIS prior to the Closing.

Section 3.09  Tax Treatment.  For federal income tax purposes, Bankrate and the Shareholder shall treat the Mergers as a transfer of the assets of MMIS by the Shareholder to Bankrate in accordance with Treasury Regulations Section 1.1361-5.

ARTICLE IV
EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE SUBS

Section 4.01  Effect of Mergers on Common Stock. At the Effective Time, as a result of the Mergers and without any further action on the part of Bankrate, the Subs, MMIS or the Shareholder:

(A)  Common Stock of Subs Converts to Surviving Corporations Common Stock. Each issued and outstanding share of common stock, par value $0.01 per share, of each of the Subs (the "Sub Common Stock") shall be converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of the associated Surviving Corporation (the "Surviving Corporations Common Stock"). Each stock certificate of Sub Common Stock shall evidence ownership of such shares of the associated Surviving Corporation’s Common Stock.

(B)  Cancellation of MMIS Treasury Stock. As of the Effective Time, all shares of each constituent of the MMIS Capital Stock that are owned by such constituent, if any, shall automatically be canceled and shall cease to exist. No cash or other consideration shall be delivered or deliverable in exchange for such MMIS Capital Stock.

(C)  Cancellation of MMIS Capital Stock. As of the Effective Time, the Shareholder shall cease to have any rights with respect to the MMIS Capital Stock, except the right to receive the Purchase Price in accordance with Article III.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND DE BOTH

Except as set forth in the Disclosure Schedule delivered by the Shareholder to Bankrate contemporaneously with the execution of this Agreement (the “Disclosure Schedule”), the Shareholder and De Both, jointly and severally, represent and warrant to Bankrate and the Subs as follows.

Section 5.01  Organization, Standing and Power. Each constituent entity of MMIS is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Each constituent entity of MMIS is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except as any such failure to be so qualified would not have a MMIS Material Adverse Effect.

Section 5.02  Certificate of Incorporation; Bylaws. Exhibit 5.02(A) is a true and complete copy of the Certificate of Incorporation of each constituent entity of MMIS, as amended to the date of this Agreement (as so amended, the "MMIS Certificates of Incorporation"). Exhibit 5.02(B) is a true and complete copy of the Bylaws of each constituent entity of MMIS, as amended to the date of this Agreement (as so amended, the "MMIS Bylaws"). MMIS is not in violation of any of the provisions of the MMIS Certificates of Incorporation or the MMIS Bylaws.

Section 5.03  MMIS has No Subsidiaries and Owns No Equity Interests in Any Person. MMIS has never had nor does it currently have any Subsidiaries, nor has MMIS owned or does it currently own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 5.04  Ownership of Shareholder. As of the Closing Date, the Shareholder shall:

(A)  have good and marketable title to and own, beneficially and of record, One Hundred Percent (100%) of the MMIS Capital Stock;

(B)  own the MMIS Capital Stock free and clear of all Liens of any nature whatsoever; and

(C)  have full voting power over all of the MMIS Capital Stock, subject to no proxy, voting trust or other agreement relating to the voting of any of the shares of MMIS Capital Stock.

Other than this Agreement, there is no agreement between MMIS or the Shareholder and any other Person with respect to the disposition, pledge or hypothecation of any of the shares of the MMIS Capital Stock or otherwise relating to the MMIS Capital Stock.

Section 5.05  The Shareholder and MMIS Approve and Adopt this Agreement. The Shareholder's approval and adoption, and the approval and adoption by the respective boards of directors of the constituent entities of MMIS, of this Agreement and the Transactions are the only actions required to approve and adopt this Agreement and the Transactions by the Shareholder and MMIS.

Section 5.06  MMIS has Authority to Enter Into this Agreement and Engage in the Transactions. The execution, delivery and performance by MMIS of this Agreement and the ancillary agreements to be entered into by MMIS pursuant to the terms of this Agreement (the "Ancillary Agreements"), and the consummation by MMIS of the Transactions: (A) are within the requisite corporate powers of each constituent of MMIS; (B) not in contravention of the terms of the MMIS Certificates of Incorporation and the MMIS Bylaws; and (C) have been duly authorized and approved by the relevant boards of directors and the Shareholder. No other proceedings on the part of the constituent entities of MMIS are necessary to authorize the execution, delivery and performance by MMIS of this Agreement, the Ancillary Agreements and the Transactions.

Section 5.07  MMIS and the Shareholder have Validly Executed and Delivered this Agreement. An authorized officer of each constituent entity of MMIS and the Shareholder have each duly executed and delivered this Agreement, and the Ancillary Agreements to be entered into by MMIS or the Shareholder pursuant to the terms of this Agreement shall have been duly and validly executed and delivered by an authorized officer of each constituent entity of MMIS or the Shareholder, as applicable. This Agreement constitutes, and upon their execution and delivery, such Ancillary Agreements will constitute, the legal, valid and binding obligation, of MMIS or the Shareholder, as applicable, enforceable against MMIS or the Shareholder in accordance with their respective terms, except as such enforceability may be limited by the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 5.08  Capital Structure.

(A)  Breakdown of Authorized Capital Stock. The authorized capital stock of Mortgage Market Information Services Inc. consists of 1000 shares of MMIS Common Stock which, as of the date of this Agreement:

(i)  1000 shares of Mortgage Market Information Services Common Stock were issued and outstanding;

(ii)  no shares of Mortgage Market Information Services Common Stock were held by MMIS in its treasury;

(iii)  no shares of Mortgage Market Information Services Common Stock were subject to outstanding Options; and

(iv)  no additional shares of Mortgage Market Information Services Common Stock were reserved for issuance pursuant to MMIS Stock Plans.

Except as set forth in this Subsection 5.08(A), as of the date of this Agreement, no shares of MMIS Common Stock or other securities of MMIS were issued, reserved for issuance, or outstanding.

(B)  Breakdown of Authorized Capital Stock. The authorized capital stock of Interest.com Inc. consists of 10,000 shares of Interest.com Common Stock which, as of the date of this Agreement:

(i)  1,000 shares of Interest.com Common Stock were issued and outstanding;

(ii)  no shares of Interest.com Common Stock were held by MMIS in its treasury;

(iii)  no shares of Interest.com Common Stock were subject to outstanding Options; and

(iv)  no additional shares of Interest.com Common Stock were reserved for issuance pursuant to Interest.com Inc. Stock Plans.

Except as set forth in this Subsection 5.08(A), as of the date of this Agreement, no shares of Interest.com Inc. Common Stock or other securities of Interest.com Inc. were issued, reserved for issuance, or outstanding.

(C)  MMIS Common Stock is Validly Issued. All outstanding shares of the constituent entities of MMIS’ Common Stock, are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Corporate Law, MMIS Certificates of Incorporation, MMIS Bylaws or any Contract (as defined in Section 5.10(B)) to which MMIS is a party or otherwise bound.

(D)  No Voting MMIS Debt Exists. There are not any bonds, debentures, notes or other indebtedness of the constituent entities of MMIS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MMIS’ constituent entities’ Common Stock may vote ("Voting MMIS Debt").

(E)  No Obligation to Issue Additional Equity or Similar Rights. Except as set forth above in Sections 5.08(A) and 5.08(B), as of the date of this Agreement, there are not any Options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, "stock appreciation rights", stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the MMIS entities are a party or by which they are bound:

(i)  obligating MMIS’ constituent entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of MMIS Capital Stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any of shares of MMIS Capital Stock or other equity interest in MMIS or any Voting MMIS Debt,

(ii)  obligating the MMIS entities to issue, grant, extend or enter into any such Options, warrant, call, right, security, commitment, contract, arrangement or undertaking, or

(iii)  that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of MMIS Capital Stock.

(F)  No Obligation to Redeem MMIS Common Stock. There are not any outstanding contractual obligations of the MMIS entities to repurchase, redeem or otherwise acquire any shares of MMIS Common Stock. At the time of the Closing, and following the consummation of the Mergers, there will not be outstanding any rights, warrants, Options or other securities entitling the holders thereof to purchase, acquire or otherwise receive any shares of MMIS Common Stock (or any other securities exercisable for or convertible into such shares of MMIS Common Stock).

Section 5.09  Financial Statements. To the Shareholder’s Knowledge, all financial statements provided by MMIS to Bankrate pursuant to this Agreement (the "Financials") have been derived from the books and records of MMIS, prepared in accordance with GAAP and are correct in all material respects. The Financials present fairly the financial condition and operating results of MMIS as of the dates and during the periods indicated therein. There has been no change in MMIS accounting policies, except as described in the Financials.

Section 5.10  No Conflicts. The execution and delivery by MMIS and the Shareholder of this Agreement or any of the Ancillary Agreements to be entered into by MMIS or the Shareholder pursuant to the terms of this Agreement, and the consummation of the Transactions and compliance with the terms of this Agreement, will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of MMIS under, any provision of:

(A)  the MMIS Certificates of Incorporation or the MMIS Bylaws;

(B)  except as would not have a MMIS Material Adverse Effect, any Material Contract (as defined in Section 5.14), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Shareholder or MMIS is a party or by which any of their respective properties or assets is bound; or

(C)  any Law applicable to, or any Judgment specifically naming, De Both, the Shareholder, MMIS or their respective properties or assets, subject to the filings and other matters referred to in Section 5.11.

Section 5.11  No Governmental Entity Consents. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to MMIS in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

(A)  the filing of the Certificates of Merger with the Secretary of State of the applicable State(s) and appropriate documents with the relevant authorities of the other jurisdictions in which MMIS is qualified to do business,

(B)  compliance with and such filings as may be required under applicable environmental Laws,

(C)  such filings as may be required in connection with the Taxes described in Section 5.15, and

(D)  such other items as are set forth in Section 5.11(D) of the Disclosure Schedule.

Section 5.12  Brokers. Except as set forth in Section 5.12 of the Disclosure Schedule, no broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MMIS. The Shareholder shall be solely responsible for all such amounts payable.

Section 5.13  Absence of Certain Changes or Events. From September 30, 2005, to the Closing Date, MMIS has conducted its business only in the ordinary course. Without limiting the generality of the foregoing, during such period there has not, except as has occurred in the ordinary course of MMIS’ business, been any:

(A)  event, change, effect or development that, individually or in the aggregate, has had a MMIS Material Adverse Effect;

(B)  declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or property) with respect to any MMIS Common Stock or any repurchase for value by MMIS of any MMIS Common Stock;

(C)  split, combination or reclassification of any MMIS Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for MMIS Capital Stock;

(D)  granting of any Options, warrants, calls or rights to acquire any MMIS Capital Stock or other securities of MMIS;

(E)  (1) granting to any employee, executive officer, or manager of MMIS any increase in compensation, (2) granting to any executive officer or manager of MMIS any increase in severance or termination pay, (3) entering into any employment, consulting, indemnification, severance or termination agreement, or any other Material Contract, with any such executive officer or manager, (4) establishment, adoption, entering into or amendment in any material respect of any collective bargaining agreement or MMIS Benefit Plan (as defined in Section 5.20) (other than amendment required by applicable laws), (5) agreeing to provide any severance benefits to any employee, executive officer, or manager of MMIS, or (6) taking any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or MMIS Benefit Plan;

(F)  change in accounting methods, principles or practices by MMIS materially affecting the consolidated assets, liabilities or results of operations of MMIS, except insofar as may have been required by a change in GAAP; or

(G)  Contract with respect to any acquisition, sale or transfer of any material asset of MMIS.

Section 5.14  Material Contracts. Except for this Agreement and the contracts listed in Section 5.14 of the Disclosure Schedule (the “Material Contracts”), MMIS is not a party or subject to any of the following (whether oral or in writing):

(A)  any reseller, marketing, sales representative or similar Contract under which any third party is authorized to sell, market or take orders for any of MMIS' products or services;

(B)  any Contract in which MMIS has granted or received exclusive sales, distribution or marketing rights, rights of refusal, rights of first negotiation or similar rights with respect to any product or service;

(C)  any Contract providing for the development of any material technology or Intellectual Property rights, independently or jointly, for it, other than consultants and contractors of MMIS on MMIS' standard forms for such Contracts;

(D)  any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;

(E)  any Contract for or relating to the employment or hiring for services of any of its directors, officers, members or key employees;

(F)  any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(G)  any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $10,000.00 per annum, and any Contract for the sale, purchase or disposition of any real property;

(H)  any Contract for the sale, licensing or leasing by or to it of any assets, properties, products, services or rights having a value in excess of $10,000.00 or which is material to MMIS' business;

(I)  any Contract or plan (including any Options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, or stock-based performance units) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of MMIS Capital Stock or any Options, warrants, convertible notes or other rights to purchase or otherwise acquire any MMIS Capital Stock, other securities or Options, warrants or other similar rights;

(J)  any Contract pursuant to which MMIS has acquired a material business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(K)  any other Contract to which MMIS is a party or by which MMIS or any of MMIS' assets or properties are bound (i) that is material to the financial condition and results of operations of MMIS taken as a whole or (ii) that involves a future financial commitment by it in excess of $10,000; or

(L)  any Contract between MMIS and any Governmental Entity or any Permit.

Neither MMIS nor, to the Knowledge of De Both, the Shareholder, any of MMIS' constituent entities’ executive officers, directors, or managers, or any other party, is in material breach or default under any Material Contract.

Section 5.15  Taxes.

(A)  Returns are Timely Filed. Each constituent entity of MMIS has timely filed all Returns relating to Taxes required to be filed with any Tax authority, such Returns are true, correct and complete in all material respects, and each such entity has paid all Taxes shown to be due on such Returns.

(B)  Withholdings. MMIS has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA"), Taxes pursuant to the exercise, deemed exercise, transfer, cancellation or termination of the Options, and other Taxes required to be withheld.

(C)  No Delinquencies, Deficiencies or Waivers:

(i)  No deficiencies for Taxes have been claimed, proposed or assessed in writing by any Governmental Entity for which MMIS may have any liability;

(ii)  There are no pending or threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes with respect to MMIS;

(iii)  There are no matters under discussion by MMIS with any Governmental Entity with respect to Taxes that may result in an additional amount of Taxes for which MMIS may have any liability or which may attach to the assets and properties of MMIS; and

(iv)  MMIS has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(D)  No Adjustments Proposed. No adjustment relating to any Returns filed by MMIS has been proposed in writing formally or informally by any Tax authority to MMIS or any representative thereof that is reasonably likely to be material to MMIS.

(E)  No Liability for Unpaid Taxes. MMIS has no liability for unpaid Taxes which have not been accrued for or adequately reserved on the Financials in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to MMIS.

(F)  MMIS is Not a USRPHC. Since its inception, MMIS has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations.

(G)  No Liens for Taxes. There are no material Liens for Taxes (other than taxes not yet due and payable or disputed in good faith or as set forth in Section 5.15(G) of the Disclosure Schedule) upon any of the assets of MMIS.

(H)  Subchapter S Status. Since its inception and through the Closing Date, the Shareholder and MMIS have each (i) qualified at all times as, and (ii) timely and validly elected to be taxed as a "small business corporation" or a qualified Subchapter S subsidiary under Subchapter S of the Code. The Shareholder and MMIS have not, in the ten (10) years prior to the Closing Date, acquired assets from another corporation in a transaction in which its tax basis for such assets was determined, in whole or in part, by reference to the tax basis of such assets (or any other property) in the hands of the transferor. The Shareholder and MMIS will not be liable for any tax under Section 1374 of the Code. The Shareholder and MMIS have never owned an equity interest in any corporation that would cause MMIS not to qualify at any time as a "qualified" Subchapter S corporation within the meaning of Section 1361 of the Code.

Section 5.16  Affiliate Transactions. Except as set forth in Section 5.16 of the Disclosure Schedule, there are no contracts commitments, agreements, borrowings, arrangements or other transactions between either MMIS entity and any (a) officer or director of such MMIS entity, (b) record or beneficial owner of the voting securities of either MMIS entity, or (c) other affiliate of such officer, director, Shareholder or beneficial owner of MMIS Capital Stock.

Section 5.17  Banking Relationships.  Section 5.17 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which MMIS maintains accounts of any nature and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

Section 5.18  Title to Properties.

(A)  Real Property Ownership and Leases. MMIS does not own any real property interests. Section 5.18(A) of the Disclosure Schedule sets forth a list of all leases of real property used primarily in the operation of the MMIS business. MMIS is in material compliance with the terms of such real property leases and, to the Knowledge of De Both, the Shareholder and/or any of MMIS' executive officers, directors or managers, such leases are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Bankrate.

(B)  Valid Ownership or Leasehold of Property. The MMIS entities have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible properties and assets, real, personal and mixed, used in MMIS' business or shown on the Financials free and clear of all Liens.

Section 5.19  Intellectual Property.

(A)  MMIS Intellectual Property Rights. MMIS owns, or has a valid right or license to use all Intellectual Property currently used in the conduct of MMIS' business (such Intellectual Property being collectively referred to as the "MMIS Intellectual Property Rights"). "MMIS Owned Intellectual Property Rights" means MMIS Intellectual Property Rights that are owned or licensed exclusively to MMIS. MMIS' Intellectual Property Rights are sufficient in all material respects for the conduct of MMIS' business. Notwithstanding the foregoing, to the extent that this paragraph is a representation with respect to patents and unregistered trademarks, such representations are made only to the Knowledge of De Both and/or the Shareholder.

(B)  MMIS' Licenses. Section 5.19(B) of the Disclosure Schedule sets forth a list of all licenses, sublicenses and other agreements as to which MMIS is a party granting to any Person any rights to use any MMIS Intellectual Property Right.

(C)  No Restrictions on Use or Licensing of MMIS Owned Intellectual Property Rights. No MMIS Owned Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement specifically naming MMIS (or its constituent entities) restricting the use thereof by MMIS or restricting the licensing thereof by MMIS to any Person.

(D)  No Conflicts with this Agreement and the Transactions. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, in accordance with their terms will: (i) constitute a material breach of or material default under any contract governing any MMIS Intellectual Property Right; or (ii) cause any material restriction on MMIS' right to use, or the forfeiture or termination of (or give rise to a right of forfeiture or termination of), any MMIS Intellectual Property Right.

(E)  No Infringement or Litigation. Neither the development, marketing, license, sale or distribution of any MMIS' products or business method violates any contract between MMIS and any other Person or, to the Shareholder’s Knowledge, infringes or misappropriates any Intellectual Property Right of any third party. To the Shareholder’s Knowledge, there exists no unauthorized use, disclosure, infringement or misappropriation of any MMIS Intellectual Property Right or any trade secret material of MMIS or any of its Affiliates. There is no pending or, to the Shareholder’s Knowledge, threatened claim or litigation against either MMIS entity contesting the validity, ownership or right of MMIS to exercise any MMIS Intellectual Property Right or to use, develop, manufacture, market, license, sell or distribute any MMIS product. MMIS, the Shareholder and/or De Both have not received any written or oral notice asserting that any MMIS Intellectual Property Right or MMIS product or business method conflicts with the rights of any other Person. Nor, to the Shareholder’s Knowledge, is there any legitimate and reasonably foreseeable basis for any such an assertion.

(F)  Registered Intellectual Property. Section 5.19(F) of the Disclosure Schedule sets forth all Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property have been paid and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions as set forth on Section 5.19(F) of the Disclosure Schedule.

(G)  No Employee Violations or Assignments. MMIS has not been notified or otherwise been made aware in writing that any employee or consultant of MMIS: (1) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other contract, agreement, arrangement, commitment or undertaking entered into with any other party by virtue of such employee’s or consultant’s being employed by, or performing services for, MMIS or using trade secrets or proprietary information of others without permission; or (2) has developed any technology, software, or other copyrightable, patentable or otherwise proprietary work for MMIS that is subject to any agreement under which such employee or consultant has assigned or otherwise granted to any other Person any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or other proprietary work.

(H)  Assignment by Employees to MMIS. All employees and consultants of MMIS that have materially contributed to the development of MMIS Owned Intellectual Property have executed and delivered an agreement regarding the protection of such proprietary information and the assignment of inventions to MMIS.

(I)  Internet Domain Names. Section 5.19(I) of the Disclosure Schedule sets forth all Internet domain names used in MMIS' business.

(J)  No Royalties or Fees. Except as set forth in Section 5.19(J) of the Disclosure Schedule, there are no royalties, fees or other payments payable by MMIS to any Person by reason of the ownership, use, sale or disposition of any MMIS Intellectual Property Rights.

Section 5.20  Employee Benefit Plans.

(A)  MMIS Employee Benefit Plans. MMIS has listed in Section 5.20 of the Disclosure Schedule, and, in addition thereto, has delivered or made available to Bankrate prior to the execution of this Agreement copies (and MMIS and the Shareholder will continue to make the same available to Bankrate after execution of this Agreement and after the Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, commission plans and schedules, Options, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by MMIS or an ERISA Affiliate (as defined below) thereof for the benefit of MMIS' or any ERISA Affiliate’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “MMIS Benefit Plans”). The MMIS Benefit Plans documents delivered or made available to Bankrate by MMIS include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with an MMIS Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any MMIS Benefit Plan, any summary plan descriptions with respect to any MMIS Benefit Plan together with any amendments thereto, any Internal Revenue Service Forms 5500 (or variations thereof) together with any Schedule B and any other attachment thereto filed with respect to any MMIS Benefit Plan (for the most recent plan years for which filings have been made), any certified actuarial statements (for the most recent plan years for which such statements have been prepared) with respect to any MMIS Benefit Plan, any auditor's reports (for the most recent plan years for which reports have been issued) with respect to any MMIS Benefit Plan, any agreements or contracts entered into with any third party administrator or trustee with respect to any MMIS Benefit Plan, and any agreements or contracts with any investment manager or investment advisor with respect to any MMIS Benefit Plan. Any of the MMIS Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as a “MMIS ERISA Plan.” Each MMIS ERISA Plan that is also a “defined benefit plan” (as defined in Section 414(j) of the Code) is referred to herein as a “MMIS Pension Plan.” No MMIS Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

(B)  Administration of MMIS Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, MMIS, its agents, the trustees and other MMIS fiduciaries of the MMIS Benefit Plans have, at all times, complied in all material respects with the applicable provisions of the MMIS Benefit Plans, the Code and ERISA and with all agreements relating to the administration of such MMIS Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each MMIS Benefit Plan has been administered and communicated to the Participants and beneficiaries in all material respects in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, or any other applicable governmental agency, in connection with each Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been made in a timely manner and no liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the MMIS ERISA Plans into conformity with all of the applicable provisions of ERISA and other applicable Laws have been made or taken with respect to those provisions of ERISA and other applicable Laws for which the time period for such amendment or actions expired on or before the Closing Date. Any bond required with respect to any MMIS Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Each MMIS ERISA Plan, which is intended to be qualified under Section 401(a) of the Code has heretofore received a favorable determination letter from the Internal Revenue Service, and neither MMIS nor any ERISA Affiliate is aware of any circumstances likely to result in revocation of any such favorable determination letter(s).

(C)  Other Representations and Warranties Regarding MMIS Benefit Plans. Except as disclosed in Section 5.20(C) of the Disclosure Schedule:

(i)  To the Shareholder’s Knowledge, there are no actions, suits, investigations, arbitrations, or proceedings pending against any MMIS Benefit Plan, against the assets of any of the trusts under such plans or the plan sponsor or the plan administrator or against any agent or fiduciary of any MMIS Benefit Plan with respect to the operation of such plans (other than routine benefit claims);

(ii)  Neither MMIS nor any ERISA Affiliate or any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any MMIS Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject MMIS, its agents, the trustees or the other fiduciaries of the MMIS Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502(i) of ERISA;

(iii)  There have been no governmental audits of any MMIS Benefit Plan within the last six (6) years that has resulted in any material penalties, fines, excise taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing; and

(iv)  MMIS will not issue any stock, Options or amend or terminate any MMIS Benefit Plan subsequent to the date of this Agreement without the written consent of Bankrate except as may be necessary to honor any pre-existing contract or to maintain the compliance of such MMIS Benefit Plan with applicable laws.

(D)  MMIS Pension Plans. The Company and its ERISA Affiliates do not sponsor or participate in any MMIS Pension Plan.

(E)  Retiree Health and Benefit Plans. Except as disclosed in Section 5.20(E) of the Disclosure Schedule, neither MMIS nor any ERISA Affiliate has any liability for retiree health and life benefits under any of the MMIS Benefit Plans and if there are any such plans, there are no restrictions on the rights of MMIS or on any ERISA Affiliate to amend or terminate any such retiree health or benefit Plan without incurring any post-termination liability thereunder (except for administrative costs and professional fees to terminate same).

(F)  Effect of Transactions. Except as disclosed in Section 5.20(F) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of MMIS under any MMIS Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any MMIS Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(G)  Entitlements. Except as disclosed in Section 5.20(G) of the Disclosure Schedule, the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any MMIS and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a) or 412 of the Code or Section 302 of ERISA, have been fully reflected on the MMIS Financials to the extent required by and in accordance with GAAP.

(H)  No MMIS Common Stock are Assets of MMIS Benefit Plans. Except as disclosed in Section 5.20(H) of the Disclosure Schedule, no stock or other security issued by MMIS forms or has formed a part of the assets of any MMIS ERISA Plan. The termination of MMIS's 401(K) Plan will not create any liability for MMIS, Bankrate, Sub1 or Sub2 that has not been accrued for or adequately reserved on the Financials in accordance with GAAP.

(I)  Severance and Termination Pay. No director or employee of MMIS will have a right to receive any severance, golden parachute, or termination pay or similar compensation if terminated subsequent to the Closing, in excess of two (2) weeks salary and accrued bonuses, if any, as set forth on the Disclosure Schedule (other than ordinary administrative costs not to exceed $5,000). In addition, none of De Both, Chuck Smilgys, Sally Ryan, Salman Ansari, Erika Herz or Maria Zuzic will have a right to receive any severance, golden parachute, or termination pay or similar compensation if terminated prior to the Closing.

Section 5.21  Litigation. There is no suit, action or proceeding pending or overtly threatened or threatened in writing against MMIS and, to the Knowledge of De Both and the Shareholder, there is not any legitimate, reasonably foreseeable basis for any such suit, action or proceeding) that, individually or in the aggregate, has had or could reasonably be expected to have a MMIS Material Adverse Effect, nor is there any Judgment outstanding against MMIS.

Section 5.22  Compliance with Applicable Laws. MMIS is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment. MMIS has not received any written communication from a Governmental Entity alleging that MMIS is not in compliance in any material respect with any applicable Law. Neither MMIS, nor any of its respective Affiliates (A) is conducting as of the date of this Agreement any internal investigation with respect to any alleged act or omission, or (B) is planning to make a voluntary disclosure to any Governmental Entity with respect thereto.

Section 5.23  Permits. To the Shareholder’s Knowledge, MMIS holds all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case necessary for the conduct of its business, including, without limitation, the sale of its products (collectively, "Permits"). MMIS is in compliance in all material respects with the terms of all Permits. All such Permits have been duly and validly issued, are in full force and effect, and all rights and entitlements pursuant to such Permits are vested in MMIS. To the Shareholder’s Knowledge, MMIS has not committed any act or failed to act in a manner which could result in the revocation or suspension of any such Permit or in any disciplinary action relating to such Permit. MMIS has not received any written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Permit. To the Shareholder’s Knowledge, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. The consummation of the Mergers and other Transactions will not impair or adversely affect any of the rights, powers or privileges granted pursuant to any such Permits so as to result in a MMIS Material Adverse Effect.

Section 5.24  Environmental Matters.

(A)  Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of either constituent entity of MMIS, or as a result of any actions of any third party owned or controlled by the Shareholder, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the MMIS entities have at any time owned, operated, occupied or leased.

(B)  Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Knowledge of De Both and the Shareholder, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against MMIS in a writing delivered to MMIS concerning any Hazardous Material. MMIS is not aware of any fact or circumstance that reasonably could be expected to involve MMIS in any environmental litigation or impose any environmental liability.

Section 5.25  Insurance. MMIS has policies of insurance as set forth in Section 5.25 of the Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and MMIS is otherwise in compliance in all material respects with the terms of such policies. To the Knowledge of De Both and the Shareholder, there has been no written threat of termination or material premium increase with respect to, any of such policies.

Section 5.26  Certain Payments. Since the beginning of the periods covered in the Financials, to the Knowledge of the Shareholder, neither MMIS nor any of its directors, officers, managers, Affiliates or employees has given, offered, paid, promised to pay or authorized payment of any money, material gift or anything of material value, in each case with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

Section 5.27  Warn Act. MMIS has not violated the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"). Except as set forth in Section 5.27 of the Disclosure Schedule (which shall state the full name, job title, date of Employment Loss, and type of Employment Loss), no employee of MMIS has experienced an Employment Loss in the ninety (90) days preceding the date of this Agreement. MMIS does not presently intend to take any action that would result in an Employment Loss by any employee of MMIS between the date of this Agreement and the Closing Date. For purposes of this Section 5.27, an "employee" means any employee, including officers, managers and supervisors, but excluding employees who are employed for an average of fewer than 20 hours per week or who have been employed for fewer than six of the preceding 12 months.

Section 5.28  Virchow, Krause. As of the date of this Agreement, (a) Virchow, Krause & Company, LLP ("Virchow, Krause") verbally provided De Both a fee estimate for the services provided by Virchow, Krause described in Section 7.08 of between Fifty Thousand ($50,000) and One Hundred Thousand Dollars ($100,000) and (b) to the knowledge of the Shareholder, Virchow, Krause will deliver, within sixty-five (65) days of the Closing Date, (i) the necessary financial statements of MMIS, for periods prior to the Closing Date, for any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X and (ii) their consent to use such financial statements in any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X.

Section 5.29  Severance and Termination Pay. No director or employee of MMIS will have a right to receive any severance, golden parachute, or termination pay or similar compensation if terminated subsequent to the Closing, in excess of two (2) weeks salary and accrued bonuses, if any, set forth on the Disclosure Schedule.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BANKRATE AND SUBS

Bankrate and each of the Subs, jointly and severally, represent and warrant to the Shareholder that:

Section 6.01  Organization, Standing and Power. Bankrate is duly organized, validly existing and in good standing under the laws of Florida and has full corporate power and authority to conduct its businesses as presently conducted. The Subs are duly organized, validly existing and in good standing under the laws of the State in which they were formed and have full corporate power and authority to conduct their businesses as presently conducted.

Section 6.02  Subs.

(A)  Subs’ Sole Purpose is to Enter into this Agreement. Since the date of its incorporation, neither Sub1 nor Sub2 has carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations pursuant to this Agreement and matters ancillary to their obligations pursuant to this Agreement.

(B)  Subs’ Capital Stock. The authorized capital stock of each of Sub1 and Sub2 have been validly issued, are fully paid and nonassessable and are owned by Bankrate free and clear of any Lien.

Section 6.03  Bankrate and the Subs have Authority to Enter Into this Agreement and Engage in the Transactions. The execution, delivery and performance by Bankrate and the Subs of this Agreement and the Ancillary Agreements, and the consummation by Bankrate and the Subs of the Transactions are: (A) within the requisite corporate powers of Bankrate and each of the Subs; (B) are not in contravention of the terms of Bankrate and each of the Subs’ organizational documents; and (C) have been duly authorized and approved by all necessary corporate action on the part of Bankrate and each of the Subs. No other proceedings on the part of Bankrate or either of the Subs are necessary to authorize the execution, delivery and performance by Bankrate and each of the Subs of this Agreement, the Ancillary Agreements, and the Transactions.

Section 6.04  Bankrate and the Subs have Validly Executed and Delivered this Agreement. Bankrate and each Sub have each duly executed and delivered this Agreement, and the Ancillary Agreements to be entered into by Bankrate or either Sub pursuant to the terms of this Agreement shall have been duly and validly executed and delivered by Bankrate or each Sub, as applicable. This Agreement constitutes, and upon their execution and delivery, such Ancillary Agreements will constitute, the legal, valid and binding obligation, of Bankrate or each Sub, as applicable, enforceable against Bankrate or each Sub in accordance with their respective terms, except as such enforceability may be limited by the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

Section 6.05  No Conflicts. The execution and delivery by each of Bankrate and the Subs of this Agreement, do not, and the consummation of the Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Bankrate or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Bankrate or any of its Subsidiaries, (ii) any Material Contract to which Bankrate or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound so as to result in a Bankrate Material Adverse Effect or (iii) subject to the filings and other matters referred to in Section 6.06, any material Judgment or Law applicable to Bankrate or any of its Subsidiaries or their respective properties or assets.

Section 6.06  No Governmental Entity Consents are Necessary. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Bankrate or any Bankrate Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of such reports as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificates of Merger with the Secretary of State of the applicable State(s), and (iii) such other items as are set forth in Section 6.06 of the Disclosure Schedule.

Section 6.07  Brokers. No broker, investment banker, financial adviser or other person, is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Bankrate.

Section 6.08  Free Cash. Bankrate has sufficient cash to deliver the Purchase Price to MMIS and shall not use such cash for any purposes other than to deliver the Purchase Price.

Section 6.09  Employee Benefits. Bankrate will cause each employee continuing their employment with MMIS following the Closing to be provided substantially the same (or better) salary and benefits received by such employees prior to the Closing Date. In addition, to the extent applicable, Bankrate will cause such employees to receive credit for years of continuous service for purposes of eligibility and vesting under any employee benefit plans and programs (other than stock options and similar equity related compensation) that Bankrate makes available to similarly-situated employees of Bankrate

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO DISCUSSIONS WITH OTHERS;
ACCESS TO INFORMATION; AND EFFORTS TO CONSUMMATE THE
TRANSACTIONS; HIRING OF EMPLOYEES; REGULATION S-X; TRANSITION SERVICES;
TAX MATTERS

Section 7.01  Conduct of Business of MMIS.

(A)  Conduct of Business by MMIS. Except for matters set forth in Section 7.01(A) of the Disclosure Schedule or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, MMIS shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 7.01(A) of the Disclosure Schedule or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement, MMIS shall not do any of the following without the prior written consent of Bankrate, not to be unreasonably withheld or delayed:

(i)  (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the MMIS Capital Stock (it being understood and agreed hereby beforehand that the Shareholder may cause the MMIS entities to distribute cash for the purposes of (A) making tax payments or (B) distributing excess cash not necessary for the operation of the businesses or not necessary in order to make the Equity greater than zero), (2) split, combine or reclassify any of the MMIS Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the MMIS Capital Stock, or (3) except for repurchases or forfeitures pursuant to agreements outstanding on the date of this Agreement, purchase, redeem or otherwise acquire any shares of the MMIS Capital Stock or any other securities of MMIS or any rights, warrants or options to acquire any such stock or other securities;

(ii)  issue, deliver, sell or grant (except pursuant to agreements outstanding as of the date of this Agreement) (1) any shares of MMIS Capital Stock, (2) any Voting MMIS Debt or other voting securities, (3) any securities convertible into or exchangeable for, or any Options, warrants or rights to acquire, any such stock, Voting MMIS Debt, voting securities or convertible or exchangeable securities or (4) any Options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, stock-based performance units;

(iii)  amend the MMIS Certificates of Incorporation, the MMIS Bylaws or other comparable charter or organizational documents;

(iv)  acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any assets that are material, individually or in the aggregate, to MMIS, taken as a whole;

(v)  enter or agree to enter into any joint venture or other strategic business arrangement with another Person;

(vi)  terminate any Material Contract, or make any change in any Material Contract, other than the renewals of Material Contracts without material adverse changes of terms;

(vii)  enter into a contract other than contracts entered into in the ordinary course of business;

(viii)  (1) grant to any executive officer, director, or member of MMIS any increase in compensation, (2) grant to any executive officer or manager of MMIS any increase in severance or termination pay, (3) enter into any employment, consulting, indemnification, severance or termination agreement, or any other Material Contract, with any such executive officer or manager, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or MMIS Benefit Plan or (5) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or MMIS Benefit Plan;

(ix)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of MMIS, except insofar as may have been required by a change in GAAP;

(x)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except sales and licenses of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, but in no event involving a sale price or value in excess of Ten Thousand Dollars ($10,000.00);

(xi)  (1) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except under existing lines of credit or for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (2) make any loans, advances or capital contributions to, or investments in, any other Person;

(xii)  make or agree to make any new capital expenditure or expenditures that, individually, is in excess of Ten Thousand Dollars ($10,000.00) or, in the aggregate, are in excess of Twenty-Five Thousand Dollars ($25,000.00);

(xiii)  make or change any material Tax election;

(xiv)  (1) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or incurred in the ordinary course of business consistent with past practice, (2) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (3) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which MMIS is a party;

(xv)  enter into or carry out any transaction with any Affiliate of MMIS other than transactions resulting in obligations to MMIS of less than $1,000 in the aggregate; or

(xvi)  authorize any of, or commit or agree to take any of, the foregoing actions.

(B)  Advise of Changes. MMIS shall promptly advise Bankrate in writing of any change or event that has or could reasonably be expected to have a MMIS Material Adverse Effect.

Section 7.02  Conduct of Business of Bankrate. Bankrate shall promptly advise MMIS orally and in writing of any change or event that has or could reasonably be expected to have a Bankrate Material Adverse Effect.

Section 7.03  No Discussions with Others.

(A)  No Solicitation or Consideration of Third Party Offers. From the date of this Agreement until the earlier of (i) 5:00 p.m., Eastern Standard Time, on November 30, 2005 or (ii) the termination of this Agreement in accordance with its terms (the "No Discussions Period"), neither the Shareholder, MMIS, nor its officers, directors, employees, agents or advisors shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other Person (a "Third Party Offer") relating to the acquisition of an ownership interest in MMIS, or of the assets of the MMIS, in whole or in principal part, through purchase, merger, consolidation, share exchange or otherwise, or any other business combination involving the Company. In addition, the Shareholder and MMIS shall immediately cease any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any transaction of the type described in the preceding sentence.

(B)  Notice to Bankrate of Third Party Offers. If the Shareholder, MMIS or its officers, directors, employees, agents or advisors receive any communication regarding any offer or proposal of the type described in Section 7.03(A) during the No Discussions Period, then the Shareholder and MMIS shall immediately notify Bankrate of the receipt of such Third Party Offer and the details of such Third Party Offer.

Section 7.04  Voting. De Both, the Shareholder and MMIS' Board agree to vote in favor of the Transactions.

Section 7.05  Access to Information; Confidentiality.

(A) MMIS Shall Provide Bankrate Access to Information. MMIS shall provide to Bankrate, and its officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records. During such period, MMIS shall furnish promptly to Bankrate all information concerning its business, properties and personnel as Bankrate may reasonably request.

(B) Disclosure of Information is Subject to the Confidentiality Agreement. All information exchanged pursuant to this Agreement shall be subject to the confidentiality agreement entered into prior to the date of this Agreement between MMIS and Bankrate (the "Confidentiality Agreement"), and De Both and the Shareholder agree to be bound by such terms of the Confidentiality Agreement to which MMIS is bound, and to be jointly and severally liable for any breach of the Confidentiality Agreement by MMIS, De Both and/or the Shareholder.

Section 7.06  Commercially Reasonable Efforts; Notification.

(A) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in an expeditious manner, the Transactions, and shall take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(B) Without limiting the generality of Section 7.05(A), the parties to this Agreement shall:

(i)  obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, make all necessary registrations and filings (including filings with Governmental Entities, if any), and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity;

(ii)  file the Certificates of Merger with the Secretary of State of the applicable State(s) and make all other necessary filings to effectuate the Mergers;

(iii)  use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties;

(iv)  use commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

(v)  execute and deliver any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(C) MMIS shall give prompt notice to Bankrate, and Bankrate and the Subs shall give prompt notice to MMIS, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect with any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.07  Restrictive Covenants.

(A)  Non-competition. De Both and the Shareholder agree that for a period of two (2) years after the Closing Date, De Both and the Shareholder will not, directly or indirectly, individually or on behalf of any Person,  engage in or perform, anywhere within the United States, Canada and any other such geography in which MMIS operates (the "Territory"), any activities which are directly competitive with the business of MMIS on the Closing Date (a “Competitive Business”).  Nothing herein shall be construed to prohibit De Both and the Shareholder from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

(B)  Non-Solicitation. De Both and the Shareholder agree that for a period of three (3) years after the Closing Date, De Both and the Shareholder will not, individually or on behalf of any Person, call upon, solicit, recruit, or assist others in calling upon, recruiting or soliciting any: (i) Person who is or was (as of the day after the Closing Date) an employee of MMIS and with whom De Both and/or the Shareholder had contact or became aware of by virtue of De Both and/or the Shareholder's relationship with MMIS, for the purpose of having such person work, directly or indirectly, in a Competitive Business; (ii) any Client (as defined below) of MMIS for the purpose of having such Client obtain services from a Competitive Business; (iii) any Person that refers business to MMIS for the purpose of having such Person refer business to a Competitive Business; or (iv) any other Person which is engaged in the business of MMIS for the purpose of assisting a Competitive Business.  For purposes of this Section 7.07, the term "Client" shall mean any Person that utilizes the services of MMIS.

Bankrate and the Subs agree and acknowledge that the hiring by the Shareholder of Chuck Smilgys and Sally Ryan and, upon the consent of Bankrate and the Subs prior to the Closing, of Salman Ansari, Erika Herz and/or Maria Zuzic shall not be deemed a breach of this Section 7.07(B). Bankrate and the Subs shall not unreasonably withhold their consent to the hiring by the Shareholder of Salman Ansari, Erika Herz and/or Maria Zuzic.

(C)  Confidential Information.  De Both and the Shareholder acknowledge that as a consequence of their relationships with Bankrate, the Subs and MMIS, the Shareholder, De Both and the Shareholder have received, and may receive as a result of providing transition services and/or sharing offices following the Closing, knowledge and information concerning Bankrate's, the Subs', and/or MMIS' business, including, but not limited to, procedures, manuals, diagrams, memoranda, business methods, pricing information, plans, reports, sales information, customer information and customer lists, sales reports, marketing information, employee lists, correspondence, competitor reports, patents, trademarks, samples, designs and other information and know how (collectively, the “Confidential Information”).

(i)  Non-Disclosure of Confidential Information. De Both and the Shareholder covenant and agree that, from the date of this Agreement and at all times thereafter, De Both and the Shareholder shall (i) not use any part of the Confidential Information in any manner for De Both's and/or the Shareholder's own account and (ii) hold all of the Confidential Information in the strictest confidence, not to be used, reproduced, distributed or disclosed to anyone without the prior written consent of Bankrate.

(ii)  Exemptions to Information Deemed Confidential. Notwithstanding anything the contrary in this Agreement, the term “Confidential Information” as used in this Agreement shall not include that information which: (i) is or becomes publicly available without the breach of this Agreement by De Both or the Shareholder; (ii) is subsequently disclosed to De Both and the Shareholder by a third party who is in lawful possession of the Confidential Information and is not under an obligation of confidence; (iii) is required to be disclosed by any applicable law or process, but only if De Both and the Shareholder promptly notify Bankrate of the required or requested disclosure so that Bankrate, the Sub1, Sub2 and/or MMIS may seek a protective order to prevent disclosure of the Confidential Information; (iv) is disclosed to De Both’s confidential tax, legal, estate planning or business advisors or immediate family without any intention of public disclosure or misuse of such information; or (v) is disclosed by De Both, Shareholder or MMIS for the purpose of enforcing this Agreement or defending such parties against claims made pursuant to this Agreement.

(iii)  Term. The obligations of De Both and Scarlett pursuant to this Section 7.07(C) shall terminate on the three (3) year anniversary of the date of the Closing Date.

(D)  Reasonableness. De Both and the Shareholder acknowledge that all of the foregoing provisions are reasonable and are necessary to protect and preserve the value of MMIS and to prevent any unfair advantage being conferred on De Both and the Shareholder. De Both and the Shareholder further acknowledge: (i) that Bankrate and/or MMIS do business throughout the United States and Canada and, therefore, specifically agree that, in order to adequately protect the value of Bankrate and MMIS, the geographic scope of the restrictions in this Section 7.07 are reasonable; and (ii) that De Both will be reasonably able to earn a living without violating the terms of this Section 7.07. If any of the covenants set forth in this Section 7.07 are held to be unreasonable, arbitrary, or against public policy, the restrictive time period set forth in this Section 7.07 will be deemed to be the longest period permissible by law under the circumstances and the Territory will be deemed to comprise the largest territory permissible by law under the circumstances. De Both and the Shareholder acknowledge and agree that the consideration to be delivered pursuant to this Agreement is sufficient by itself for the covenants of De Both and the Shareholder set forth in this Section 7.07.

Section 7.08  Financial Statements Required by Regulation S-X.

(A)  Bankrate, the Subs, MMIS, the Shareholder and De Both shall each use their commercially reasonable efforts to complete all matters and things which may be convenient or necessary to cause accountants selected by De Both, and reasonably acceptable to Bankrate, to deliver, within sixty-five (65) days of the Closing Date, (i) the necessary financial statements of MMIS, for periods prior to the Closing Date, for any filing or filings that Bankrate is required to make pursuant to Rule 3-05 of Regulation S-X and (ii) their consent to use such financial statements in any filing or filings that Bankrate is required to make pursuant to Rule 3-05 of Regulation S-X. Bankrate hereby consents to De Both's selection of Virchow, Krause for purposes of providing such services.

(B)  Virchow, Krause shall be engaged by De Both and Bankrate shall promptly reimburse De Both for fifty percent (50%) of the amounts paid by De Both to Virchow, Krause for providing the services described in Section 7.08(A). In addition, if Bankrate is required to pay the Shareholder a break up fee in accordance with Section 10.03, then Bankrate shall also simultaneously reimburse De Both for the previously unreimbursed amounts paid by De Both to Virchow, Krause for services described in Section 7.08(A) provided prior to the effective date of such termination.

(i)  If within twelve (12) months of the payment of a break up fee in accordance with Section 10.03, De Both or MMIS consummates a change of control transaction for which the financial statements prepared by Virchow, Krause were not required but were used to support the transaction, then, upon the consummation of such transaction, De Both shall immediately refund to Bankrate the amount paid by Bankrate to De Both as reimbursement of Virchow, Krause’s services pursuant to the last sentence of the immediately preceeding paragraph.

(ii)   If within twelve (12) months of the payment of a break up fee in accordance with Section 10.03, De Both or MMIS consummates a change of control transaction for which the financial statements prepared by Virchow, Krause were required, then, upon the consummation of such transaction, De Both shall immediately pay to Bankrate an amount equal to one hundred percent (100%) of the amounts paid by Bankrate to De Both for reimbursement of Vircho, Krause’s services to De Both.

(C)  De Both shall notify Bankrate promptly if he has reason to believe Virchow, Krause's fees will exceed $100,000.

Section 7.09  Transition Services; Office Space.

(A)  Transition Services Provided by De Both.

(i)  At Bankrate's request, De Both shall, for eight to ten hours per week, provide consulting services to Bankrate and MMIS as an independent contractor and be available for meetings and making introductions with customers of MMIS, assisting with transition, encouraging customers of MMIS to remain customers of MMIS following the Closing Date and such other matters as Bankrate may reasonably request. Unless otherwise mutually agreed, De Both shall not be obligated to provide such services beyond January 31, 2006. As consideration for providing such services, Bankrate and/or MMIS shall pay De Both $1,250 per week in which his services were requested by Bankrate and reimburse De Both for his reasonable business expenses incurred in connection with providing such services. Bankrate and the Subs agree and acknowledge that services provided by De Both pursuant to this Section 7.09(A) at the direction of Bankrate shall not be deemed a violation of Section 7.07. If, at the request of Bankrate, De Both is required to travel by airplane to provide consulting services to Bankrate and MMIS pursuant to this Section, then Bankrate shall provide first class airline tickets for De Both.

(ii)  At the request of Bankrate, between the Closing Date and March 31, 2006, De Both and the Shareholder shall cause Chuck Smilgys, Sally Ryan and, if hired by the Shareholder Salman Ansari, Erika Herz and/or Maria Zuzic to each provide Bankrate and/or the Subs up to one full business day a week of services. Bankrate and/or the Subs shall reimburse the Shareholder for such services monthly, in increments of one hour, at a rate equal to the employee’s base salary (or wages), multiplied by 1.5.

(B)  Transition Services Provided by the Subs.

(i)  At the request of the Shareholder, between the Closing Date and March 31, 2006, Bankrate and the Subs shall cause employees of Bankrate and/or the Subs that were employees of the Shareholder prior to the Closing Date to each provide the Shareholder up to one full business day a week of services. The Shareholder shall reimburse Bankrate and/or the Subs (at the direction of Bankrate) for such services monthly, in increments of one hour, at a rate equal to the employee’s base salary (or wages), multiplied by 1.5.

(C)  Support Services. Between the Closing Date and March 31, 2006, the Subs shall (i) provided such action is in compliance with all applicable laws, permit De Both, Chuck Smilgys and Sally Ryan and, if hired by the Shareholder with the consent of Bankrate and the Subs prior to the Closing, Salman Ansari, Erika Herz and/or Maria Zuzic to remain on MMIS' group health plan, (ii) permit such individuals to continue to obtain cellular phones pursuant to MMIS' cellular phone plan, (iii) permit such individuals to obtain the benefit of MMIS' wireless email servers and reasonable technical support and (iv) continue to provide such other support services as reasonably agreed upon by the Subs and De Both. The Shareholder shall reimburse Bankrate and/or the Subs (at the direction of Bankrate) for such services monthly at a rate equal to (x) the actual costs of such services, or (y) if not reasonably possible to calculate such actual costs, an amount reasonably agreed upon by Subs and De Both. The Subs shall use commercially reasonable efforts to provide such services, but shall not have any liability whatsoever for failure to provide such services unless the failure to provide such services is willful. In no event shall a party be entitled to incidental, punitive, or consequential damages for the failure of Bankrate or the Subs to provide such services.

(D)  Office Space; Termination of Lease.

(i)  Following the Closing Date, the Subs shall permit De Both, Chuck Smilgys and Sally Ryan to use the MMIS offices used prior to the Closing Date within the offices of MMIS for the purposes set forth in this paragraph. As a condition to being permitted to use such offices, De Both, Smilgys and Ryan shall (i) use their best efforts to minimize their presence in such offices (ii) not to be present in the offices of the Subs at such times and on such days as reasonably requested by the Subs, (iii) only use such offices for the purposes of transitioning the Shareholder's business activities to other offices, providing requested consulting services to Bankrate and MMIS pursuant to Section 7.09(A)(i), preparing financial information and financial statements that are required by this Agreement to be delivered following the Closing, and otherwise working actively and reasonably to meet the obligations of De Both and Shareholder pursuant to this Agreement and (iv) shall not be disruptive to the operation of MMIS or Bankrate's exercising of control of MMIS.

(ii)  Notwithstanding anything contained in this Agreement or that certain Office Lease by and between Mortgage Market Information Services, Inc. and De Both, dated December 1, 2002 (the "Lease") to the contrary, (i) Mortgage Market Information Services, Inc. shall terminate the Lease, on at least ten (10) days prior written notice, effective any time on or before March 31, 2006 and (ii) Bankrate, the Subs and MMIS shall have no liability for such early termination of the Lease.

Section 7.10  Tax Matters.

(A)  Allocation of Purchase Price. Within thirty (30) days of the Closing Date, Bankrate shall provide the Shareholder with an allocation among the assets of MMIS of the Purchase Price in accordance with Section 1060 of the Internal Revenue Code and the regulations promulgated thereunder (the “Allocation”). The Shareholder shall have ten (10) days following the receipt of the Allocation to propose revisions to the Allocation, if any, with respect to amounts attributable to any tangible assets of MMIS. Bankrate may choose, in its sole discretion, to amend the Allocation in a manner consistent with such proposed revisions. Prior to the conclusion of such ten (10) day period, Shareholder shall either notify Bankrate of its approval of the then-current Allocation or of its non-approval of the then-current Allocation, in which case the amounts attributable to any tangible assets of MMIS shall be determined by binding arbitration in accordance with Section 11.16. The Allocation approved by the Shareholder, or the Allocation determined by binding arbitration, as the case may be (the “Final Allocation”), shall be conclusive and binding upon Shareholder and Bankrate for all purposes, and the parties agree that all returns and reports (including IRS Form 8594) and all financial statements shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax return position inconsistent with) the Final Allocation unless required by the Internal Revenue Service or any other applicable taxing authority. Any distribution made to the Shareholder of the Indemnification Escrow Cash (other than the portion of any payment attributable to imputed interest) shall be treated for all Tax purposes as an adjustment to the Purchase Price, and the parties shall prepare an amended Final Allocation reflecting such adjustment in a manner consistent with this Section 7.10(A).

(B)  Responsibility for Taxes and Tax Returns. In the case of any real or personal property taxes or any similar ad valorem taxes attributable to the assets of MMIS for which Taxes are reported on a Tax return covering a period commencing before the Closing Date and ending thereafter (“Straddle Period Taxes”), any such Straddle Period Taxes shall be prorated between the Shareholder and Bankrate on a per diem basis. The party required by law to pay any such Straddle Period Taxes (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The party required by law to file a Tax return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

(C)  Transferred Employees. The Shareholder and Bankrate and the Subs, as applicable, shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding and reporting for any employees of MMIS hired by Bankrate and the Subs, as applicable.

(D)  Cooperation. To the extent relevant to the business or assets of MMIS, each party hereto shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax returns, or the conduct of any audit or examination, or other proceeding relating to Taxes.

ARTICLE VIII
INDEMNIFICATION

Section 8.01  Indemnification.

(A)  Bankrate's Indemnification. Subject to the limitations set forth in Subsections 8.01(H) and 8.01(I), Bankrate shall indemnify and hold harmless the Shareholder, each constituent entity of MMIS and each of their respective Affiliates, directors, officers, employees, agents, attorneys, heirs, legal representatives, successors and assigns (collectively, the "MMIS Group"), against and in respect of any and all direct and indirect damages, claims, losses, liabilities and reasonable expenses (including, without limitation, legal, accounting, and other expenses), less any tax benefits or insurance proceeds attributable thereto (collectively, "Damages") suffered by the MMIS Group which may arise out of or be in respect of: (i) any breach or violation of this Agreement by Bankrate or either of the Subs; (ii) any falsity, inaccuracy or misrepresentation in any representation, warranty or covenant made by Bankrate or either of the Subs set forth in this Agreement, any Exhibit or Schedule to this Agreement or in any certificate delivered at or prior to the Closing Date by or on behalf of Bankrate or either Sub; (iii) any fraud, willful misconduct or criminal acts of Bankrate or either of the Subs (including any director, officer, employee of Bankrate or either of the Subs, or agent of any such director, officer or employee); or (iv) needing to take action enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing.

(B)  Shareholder's Indemnification. Subject to the limitations set forth in Subsections 8.01(G) and 8.01(I), De Both and the Shareholder shall indemnify and hold harmless Bankrate, the Subs, MMIS (after the Closing) and each of their respective Affiliates, directors, officers, employees, agents, attorneys, heirs, legal representatives, successors and assigns (collectively, the "Bankrate Group"), against and in respect of any and all Damages suffered by the Bankrate Group which may arise out of or be in respect of: (i) any breach or violation of this Agreement by MMIS or the Shareholder; (ii) any falsity, inaccuracy or misrepresentation in any MMIS or Shareholder representation, warranty or covenant set forth in this Agreement, any Exhibit or Schedule to this Agreement or in any certificate delivered at or prior to the Closing Date by or on behalf of MMIS, De Both and/or the Shareholder; (iii) any fraud, willful misconduct or criminal acts of MMIS (including any director, officer, employee of MMIS or agent of any such director, officer or employee) or the Shareholder; (iv) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with MMIS (or any Person acting on their behalf) in connection with any of the Transactions, (v) Bankrate not receiving, within seventy-five (75) days of the Closing Date, (1) the necessary financial statements of MMIS, for periods prior to the Closing Date, for any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X and (2) the consent of the accountants that prepared the necessary financial statements to use such financial statements in any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X; or (vi) needing to take action enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing. Without limiting the generality of the foregoing, nothing in this Agreement is intended to provide indemnification by De Both and the Shareholder pursuant to this Agreement to any individual or entity that was an Affiliate of MMIS only prior to the Closing or individuals or entities serving only prior to the Closing as managers, officers, members, employees, agents, or attorneys of MMIS or their legal representatives, successors and assigns.

(C)  Indemnified Party Shall Provide Notice of Claim(s). Upon obtaining Knowledge of facts or circumstances which may give rise to a right of indemnification, the party seeking indemnification (the "Indemnified Party") shall promptly notify each party from whom indemnity is sought pursuant to this Section 8.01 (the "Indemnifying Parties"), in writing and in reasonable detail, of such facts or circumstances which may give rise to a right of indemnification pursuant to this Agreement, the identity of any third-party claimants, a description of the claim, demand, action or proceeding, if any, out of which the Damages arise, a description of the Damages, and the amount of the Damages ("Notice of Claim"); provided, however, that no failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Parties to indemnify and hold the Indemnified Party harmless except to the extent that such failure or delay materially prejudices the Indemnifying Parties' rights or their ability to defend against such complaint, action or proceeding.

(D)  Third-Party Claims. If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third-Party Claim"):

(i)  Indemnified Party May Elect that Indemnifying Parties Defend a Claim or Demand, at the Indemnifying Parties' Expense. The Indemnified Party may, but shall not be obligated to, elect and request that the Indemnifying Parties assume the defense of such claim or demand (with the full cooperation of the Indemnified Parties). If the Indemnified Party elects and requests that the Indemnifying Parties assume the defense of such claim or demand: (1) the Indemnifying Parties will assume the defense of such claim or demand, including the employment of counsel reasonably acceptable to the Indemnified Party to defend such claim or demand, (2) the Indemnifying Parties shall pay all fees, costs and disbursements in connection with the defense of such claim or demand, including attorneys fees and costs; and (3) the Indemnified Party shall have the right to participate in the defense of any such Third Party Claim at its own expense. The Indemnified Party shall make available to the Indemnifying Parties or such Indemnifying Parties' representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim and shall cooperate with the Indemnifying Parties in connection therewith.

(ii)  The Indemnified Party May Defend a Claim or Demand, at the Indemnifying Parties' Expense. In the event that the Indemnified Party determines, in its sole discretion, to assume the defense of such claim or demand, or if the Indemnifying Parties fail to defend such claim or demand pursuant to Section 8.01(D)(i) in a timely manner, then such Indemnified Party may, but shall not be obligated to, defend such claim or demand and the Indemnifying Parties shall pay all actually and reasonably incurred fees, costs and disbursements in connection with the defense of such claim or demand, including attorneys fees and costs. The Indemnifying Parties shall make available to the Indemnified Party or such Indemnified Party's representatives all records and other materials reasonably required by them for their use in contesting any Third-Party Claim and shall cooperate with the Indemnified Party in connection therewith.

(iii)  The Shareholder Shall Control Tax Claims for Pre-Closing Periods. Notwithstanding anything contained in this Section 8.01 to the contrary, the Shareholder shall assume the defense of any claims or demands with respect Straddle Period Taxes and any Tax claims made against MMIS (including, without limitation, the assets, business or employees of MMIS) attributable to taxable periods (or portions thereof) commencing prior to the Closing Date (“Tax Claims”). Bankrate shall have the right to participate in the defense of any such Tax Claims at its own expense. The Shareholder shall have the right, in its sole discretion, to settle any Tax Claims, provided that such settlement does not materially and adversely impact the Tax liability of MMIS for periods (or portions thereof) commencing on or after the Closing Date.

(E)  Determination of Indemnification Amount. As soon as is reasonably practicable after the Date of the Notice of Claim, the Indemnified Party and the Indemnifying Parties shall endeavor to agree upon the amount, if any, to which the Indemnified Party is entitled under this Section 8.01. In the event that the Indemnifying Parties and the Indemnified Party are unable to reach agreement upon the right of the Indemnified Party to indemnification hereunder, or upon the amount of any such indemnification hereunder, either the Indemnified Party or the Indemnifying Parties may submit such dispute for resolution in accordance with Section 11.14 of this Agreement. The amount of such indemnification determined pursuant to this Subsection 8.01(E) (the "Indemnification Amount") shall be binding upon the Indemnified Party and the Indemnifying Parties.

(F)  Payment of Indemnification Amount. The Indemnifying Parties shall deliver, or shall cause the Escrow Agent to deliver, as applicable, to the Indemnified Party, an amount that is equal to the Indemnification Amount, as limited by Subsections 8.01(G) and 8.01(H) below, within ten (10) calendar days after the determination of the Indemnification Amount.

(G)  Limitations to the Shareholder's Indemnity. Notwithstanding anything to the contrary set forth in this Agreement:

(i)  Maximum Indemnification by De Both and the Shareholder. De Both and the Shareholder's maximum aggregate indemnification payment to all Indemnified Parties for Damages pursuant to this Article VIII shall be limited to the amount of the Indemnification Escrow Cash and shall be paid exclusively from the Indemnification Escrow Cash pursuant to this Agreement and the Escrow Agreement. Notwithstanding the foregoing, De Both and the Shareholder's maximum aggregate indemnification payment to all Indemnified Parties for Damages pursuant to this Article VIII shall not be limited to the amount of the Indemnification Escrow Cash and shall not be paid exclusively from the Indemnification Escrow Cash for any Damages directly related to or arising out of any of the following (collectively, the "Exceptional Damages"):

(1)  Sections 5.03, 5.04, 5.05, 5.08, 5.11, 5.12, 5.15, 5.16, 5.24, 7.05(B), 7.07, or any other regulatory matters or any breach of covenants, and representations and warranties of this Agreement specifically dealing with the Shareholder's ownership of the MMIS Capital Stock; or

(2)  fraud, willful misconduct, or criminal acts of MMIS or the Shareholder.

Notwithstanding the foregoing, De Both and the Shareholder's maximum aggregate indemnification payment to all Indemnified Parties for Damages pursuant to this Article VIII for Exceptional Damages or pursuant to Section 7.05(B) hereof shall not exceed the Purchase Price.

Notwithstanding the foregoing, De Both and the Shareholder's maximum aggregate indemnification payment to all Indemnified Parties for Damages pursuant to Section 8.01(B)(v) hereof shall not exceed One Hundred Fifty Thousand Dollars ($150,000).

(ii)  Minimum Damages Accrued Before Duty to Indemnify Arises. The Shareholder shall not indemnify the Bankrate Group for Damages, pursuant to this Article VIII, until the aggregate amount of Damages of the Bankrate Group for which indemnity would be payable exceeds One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Shareholder Basket Amount"). Once the aggregate amount of Damages of the Bankrate Group exceeds the Shareholder Basket Amount, then the Shareholder shall indemnify the Bankrate Group for the amount from and after $1.00 of such Damages including, the Shareholder Basket Amount. Notwithstanding the foregoing, there shall not be a Shareholder Basket Amount for Exceptional Damages other than pursuant to Sections 5.15 and 5.24.

(iii)  Indemnification Periods. The Shareholder shall indemnify the Indemnified Party pursuant to this Article VIII for all Damages arising from claims or demands occurring within one (1) year of the Closing Date, provided that the Indemnified Party provided the Shareholder with notice of such claim or demand within one (1) year of the Closing Date; except that the Shareholder shall indemnify the Bankrate Group for Damages directly related to or arising out of Exceptional Damages for a period of five (5) years provided that the Bankrate Group provides the Shareholder with a Notice of Claim regarding such Exceptional Damages on or before the date that the applicable statute of limitations runs.

(H)  Limitations to Bankrate's Indemnity. Notwithstanding anything to the contrary set forth in this Agreement:

(i)  Minimum Damages Accrued Before Duty to Indemnify Arises. Bankrate shall not indemnify the Shareholder for Damages, pursuant to this Section 8.01, until the aggregate amount of Damages of the Shareholder exceeds One Hundred Seventy-Five Thousand Dollars ($175,000.00) (the "Bankrate Basket Amount"). Once the aggregate amount of Damages of the Shareholder exceeds the Bankrate Basket Amount, then Bankrate shall indemnify the Shareholder for the amount of such Damages from and after $1.00 of such Damages, including the Bankrate Basket Amount. Notwithstanding anything to the contrary herein, this Subsection 8.01(H) shall not limit or otherwise affect Bankrate’s obligation to deliver to the Shareholder the Purchase Price less the Indemnification Escrow Cash.

(ii)  Maximum Indemnification by Bankrate. Bankrate's indemnification of the Shareholder for Damages pursuant to this Section 8.01 shall be limited to an amount equal to the amount of the Indemnification Escrow Cash.

(1)  Indemnification Periods. Bankrate shall indemnify the Shareholder pursuant to this Section 8.01 for all Damages arising from claims or demands occurring within one (1) year of the Closing Date, provided that the Shareholder provided Bankrate with notice of such claim or demand within one (1) year of the Closing Date; except that Bankrate shall indemnify the Shareholder for Damages related to or arising out of any breach of this Agreement by Bankrate constituting fraud, willful misconduct or criminal acts for a period of five (5) years, provided that the Shareholder provides the Bankrate Group with a Notice of Claim regarding such Damages on or before the date that the applicable Statute of Limitations runs.

(I)  Covenant to Limit Damages. Each Indemnified Party shall use commercially reasonable efforts to limit the amount of any Damages suffered by such party.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

Section 9.01  Conditions to Each Party’s Obligation To Effect The Mergers. The respective obligation of each party hereto to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(A)  No Injunctions or Restraints. No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Mergers shall be in effect; provided, however, that prior to asserting this condition, subject to Section 9.02, each of the parties hereto shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 9.02  Conditions to Obligations of Bankrate and the Subs To Effect The Mergers. The obligations of Bankrate and the Subs to effect the Transactions are further subject to the following conditions:

(A)  Representations and Warranties. The representations and warranties of the Shareholder in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of the Shareholder in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the representations and warranties of the Shareholder in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of the Shareholder in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of such earlier date). Bankrate shall have received a certificate signed on behalf of MMIS by the Chief Executive Officer and the Chief Financial Officer of MMIS and by the Shareholder to such effect.

(B)  Performance of Obligations of MMIS. MMIS shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Bankrate shall have received a certificate signed on behalf of MMIS by the Chief Executive Officer and the Chief Financial Officer of MMIS and by the Shareholder to such effect.

(C)  No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other Person,

(i)  challenging the acquisition by Bankrate or the Subs of any shares of MMIS Capital Stock;

(ii)  seeking to restrain or prohibit the consummation of the Transactions;

(iii)  seeking to obtain from MMIS, Bankrate or either of the Subs any damages in relation to MMIS relating to the Transactions;

(iv)  seeking to prohibit or limit the ownership or operation by MMIS, Bankrate, or any of their respective subsidiaries of any material portion of the business or assets of MMIS, Bankrate, or any Subsidiary of Bankrate of any material portion of the business or assets of MMIS, Bankrate, or any Subsidiary of Bankrate, or to compel MMIS, Bankrate, or any Subsidiary of Bankrate to dispose of or hold separate any material portion of the business or assets of MMIS, Bankrate, or any Subsidiary of Bankrate, as a result of the Mergers or any other Transaction;

(v)  seeking to impose limitations on the ability of Bankrate to acquire or hold, or exercise full rights of ownership of, any MMIS Capital Stock;

(vi)  seeking to prohibit Bankrate or any of its Subsidiaries from effectively controlling in any material respect the business or operations of MMIS; or

(vii)  which is reasonably likely to have a MMIS Material Adverse Effect.

(D)  Absence of MMIS Material Adverse Effect. Except as disclosed in Section 9.02(D) of the Disclosure Schedule, since September 30, 2005, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had a MMIS Material Adverse Effect.

(E)  Resignation of MMIS Officers and Directors. Each MMIS' officers and directors shall have submitted their resignations from their position as a director or officer of MMIS.

(F)  Escrow Agreement. The Shareholder, De Both and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(G)  Use of Financials for SEC Filings. Virchow, Krause shall have provided Bankrate reasonable assurances that it would deliver, within sixty-five (65) days of the Closing Date, (i) the necessary financial statements of MMIS, for periods prior to the Closing Date, for any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X and (ii) its consent to use such financial statements in any filing or filings that Bankrate and/or the Subs are required to make pursuant to Rule 3-05 of Regulation S-X.

(H)  Non-Competition and Non-Solicitation Agreements. The Shareholder and De Both shall have executed and delivered to Bankrate a Non-Competition, Non-Solicitation and Confidentiality Agreement in the form attached as Exhibit 9.02(H).

(I)  Affiliate Transactions. Except as set forth on Section 9.02(I) of the Disclosure Schedule, all contracts, commitments, agreements, borrowings, arrangements and other transactions between MMIS and (a) an officer or director of MMIS, (b) record or beneficial owner of MMIS Capital Stock, (c) of the Shareholder, (d) other affiliate of such officers, director, beneficial owner or Shareholder shall be terminated.

(J)  Options and MMIS Option Plan. MMIS shall have cancelled and terminated all Options and the Option Plans. MMIS shall have provided Bankrate with: (i) a schedule of the consideration paid to each Option holder for the cancellation and termination of such Options, and (ii) all other proof reasonably required by Bankrate of the cancellation and termination of all Option Plans, options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, "stock appreciation rights", stock-based performance units, or other rights or agreements which would entitle any Person, other than Bankrate and its Subsidiaries, to own any capital stock of the Surviving Corporations or to receive any payment in respect thereof.

(K)  Financial Statements. Bankrate and, at its option, its accountants, shall have completed a reasonably satisfactory review of the financial statements and accounting procedures of MMIS and audited financial results for the last two (2) fiscal years of MMIS.

(L)  Legal Opinion. The Shareholder's and De Both’s legal counsel shall have delivered to Bankrate legal opinions in forms reasonably acceptable to Bankrate.

(M)  Termination of Business Loan Agreement and Commercial Security Agreement. That certain Business Loan Agreement between Mortgage Market Information Services, Inc. and West Suburban Bank dated January 15, 2004 and that certain Commercial Security Agreement between Mortgage Market Information Services, Inc. and West Suburban Bank dated January 15, 2004, shall both be terminated.

(N)  Termination of all Liens. There shall be no liens on any MMIS or any of its assets.

(O)  UCC Search. MMIS and De Both shall have delivered to Bankrate a UCC lien search on MMIS dated within three (3) days of the Closing.

Section 9.03  Conditions to Obligations of MMIS To Effect The Mergers. The obligation of MMIS to effect Transactions is further subject to the following conditions:

(A)  Representations and Warranties. The representations and warranties of Bankrate and the Subs in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Bankrate and the Subs in this Agreement that are not qualified as to materiality shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case the representations and warranties of Bankrate and the Subs in this Agreement that are qualified as to materiality shall be true and correct in all respects and the representations and warranties of Bankrate and the Subs in this Agreement that are not qualified as to materiality shall be true and correct in all material respects as of such earlier date). MMIS shall have received a certificate signed on behalf of each of Bankrate, Sub1 and Sub2 by the Chief Executive Officer and the Chief Financial Officer of Bankrate, Sub1 and Sub2 to such effect.

(B)  Performance of Obligations of Bankrate and the Subs. Bankrate and each Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MMIS shall have received a certificate signed on behalf of each of Bankrate and each Sub by an officer of each of Bankrate and each Sub to such effect.

(C)  Legal Opinion. Bankrate’s legal counsel shall have delivered to the Shareholder a legal opinion in a form reasonably acceptable to the Shareholder.

(D)  Escrow Agreement. Bankrate, the Subs and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 9.04  Closing Conditions. MMIS, the Shareholder, Bankrate and each of the Subs will use commercially reasonable efforts to cause each of the conditions set forth in Article IX to be satisfied as soon as reasonably practicable.

ARTICLE X
TERMINATION

Section 10.01  Termination. This Agreement may be terminated at any time prior to the Effective Time, in accordance with the terms of this Agreement:

(A)  by mutual written consent of Bankrate, the Subs, MMIS and the Shareholder;

(B)  by either (i) Bankrate and the Subs, on the one hand, or (ii) MMIS and the Shareholder, on the other hand, by giving written notice to the other, only upon the following conditions:

(i)  if the Mergers are not consummated on or before November 30, 2005 (the "Outside Date"), unless the failure to consummate the Mergers by the Outside Date is the result of: (1) a breach of this Agreement by the parties seeking to terminate this Agreement, or (2) a failure by the parties seeking to terminate this Agreement to use all commercially reasonable, good faith efforts to promptly cause the satisfaction of the closing conditions set forth in Article IX; or

(ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

(C)  by MMIS and the Shareholder, if Bankrate or either of the Subs breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03(A) and (ii) cannot be or has not been cured within ten (10) calendar days after the giving of written notice to Bankrate and each of the Subs of such breach (provided that MMIS and the Shareholder are not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(D)  by Bankrate and the Subs, if MMIS or the Shareholder breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 9.02(B) or 9.02(C), and (2) cannot be or has not been cured within ten (10) calendar days after the giving of written notice to MMIS of such breach (provided that Bankrate is not then in material breach of any representation, warranty or covenant contained in this Agreement).

Section 10.02  Failure to Close Due to Governmental Approvals. Notwithstanding the provisions of Section 10.01, if MMIS, the Shareholder and Bankrate each agree that if all of the conditions to the parties' obligations to Close the Transactions have been satisfied or waived as of the Outside Date, other than the receipt of Government approvals set forth in Section 5.23 (the "Governmental Approvals") or the expiration or termination of the waiting period with respect to such Governmental Approvals, neither MMIS, the Shareholder or Bankrate may terminate this Agreement without first providing the other party with ten (10) calendar days' written notice of its intention to terminate. During such ten (10) day period, the parties shall each cause their counsel to confer with the other parties' counsel in an attempt to agree on the likelihood of a timely and successful resolution of all such issues relating to the applicable Governmental Approvals or waiting period. Following such ten (10) day period, neither MMIS, the Shareholder or Bankrate shall terminate this Agreement unless such party reasonably believes, based upon the likely time period necessary to resolve the applicable Governmental Approvals issues, the likelihood of successfully resolving such Governmental Approvals without conditions, obligations or agreements which adversely effect such party, and other relevant factors, that not terminating this Agreement could cause effects which are material and adverse to it in comparison to the size and nature of the Transactions.

Section 10.03  Failure to Perform; Break Up Fee.

(A)  If Bankrate or either of the Subs (i) are in default of this Agreement or, (ii) on or before the date of Closing, indicate that Bankrate or either of the Subs are unable or unwilling to consummate the transactions contemplated by this Agreement after satisfaction of the conditions to Bankrate's and the Subs’ obligation to close set forth in Article IX of this Agreement, then MMIS and the Shareholder shall have the right to terminate this Agreement by written notice to Bankrate and the Subs and Bankrate and the Subs’ attorney (hereafter, the "MMIS Termination Notice"). Bankrate and the Subs shall have fifteen (15) days from the date of the MMIS Termination Notice to cure any such breach or default (hereafter the "Bankrate Cure Period"). If Bankrate and the Subs fail to cure any breach or default during the Bankrate Cure Period, then MMIS and the Shareholder shall have the right to terminate this Agreement, and Bankrate shall pay to the Shareholder an amount equal to Five Hundred Thousand Dollars ($500,000.00) as a break up fee for Bankrate and the Subs’ inability or unwillingness to consummate the transactions contemplated by this Agreement. It is the intention of the parties to this Agreement freely to make advance provision on the date of this Agreement for such event in order (a) to avoid controversy, delay and expense; and (b) to specify now a reasonable amount agreeable to both for compensation to MMIS and the Shareholder for losses which may not be readily ascertainable or quantifiable such as any of the following which might be deemed necessary to place MMIS and the Shareholder in the position MMIS and the Shareholder would have been in had Bankrate and the Subs made timely performance; loss of interest income on the proceeds; loss of optimum market time, value, and conditions; the uncertainty, delay, expense and inconvenience of finding a substitute purchaser; additional commissions, fees, taxes, and borrowing expenses to meet obligations entered into in anticipation of performance. In such event and upon MMIS's and the Shareholder's written notice of termination, MMIS shall be free of any claims or interest by Bankrate and the Subs pursuant to this Agreement.

(B)  If MMIS or the Shareholder are in default of this Agreement or, on or before the date of Closing, indicate that MMIS or the Shareholder are unable or unwilling to consummate the transactions contemplated by this Agreement after satisfaction of the conditions to MMIS and the Shareholder's obligation to close set forth in Article IX of this Agreement, then Bankrate and the Subs shall have the right to terminate this Agreement by written notice to MMIS and the Shareholder and MMIS' and the Shareholder's attorney (hereafter, the “Bankrate Termination Notice”). MMIS and the Shareholder shall have fifteen (15) days from the date of the Bankrate Termination Notice to cure any such breach or default (hereafter the "MMIS Cure Period”). If MMIS and the Shareholder fail to cure any breach or default during the MMIS Cure Period, then Bankrate and the Subs shall have the right to specific performance.

Section 10.04  Effect of Termination. In the event of termination of this Agreement by either MMIS or Bankrate as provided in Section 10.01, 10.03, or 10.04, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Bankrate, the Subs, MMIS or the Shareholder, other than Section 7.05(B), this Section 10.04 and Article XI, which provisions shall survive such termination, and except to the extent that such termination results from the material breach by a party of any representation, warranty or covenant set forth in this Agreement.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01  Notices. All notices, requests, consents, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

(A)  if to Bankrate or the Subs, to

Bankrate, Inc.
11760 U.S. Highway 1, Suite 500,
North Palm Beach, Florida 33408
Attention: C. Cotter Cunningham

with a copy to:

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Dr., Suite 500 East
West Palm Beach, Florida 33401
Attention: David Bates, Esq.

(B)  if to MMIS and the Shareholder, to

Jim De Both
53 E. St. Charles Rd.
Villa Park, IL 60181

with a copy to:

Wilson Sonsini Goodrich & Rosati
2795 E. Cottonwood Parkway
Suite 300
Salt Lake City, Utah  84121-6928
Attention: Mark Bonham

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; and (b) either upon the date of receipt or refusal of delivery, if mailed.

Section 11.02  Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 11.03  Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party to this Agreement has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any Exhibit or Schedule shall be deemed disclosed only for the purposes of the specific Exhibit or Schedule of this Agreement to which such Exhibit or Schedule relates.

Section 11.04  Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

Section 11.05  Public Announcements. Following the execution of this Agreement, Bankrate and the Shareholder shall mutually prepare and jointly issue a press release announcing the execution of this Agreement and the transactions contemplated hereby. Thereafter, except as required by law (including, without limitation, the Securities Act of 1933, as amended), prior to the Closing Date, any public statement or proposed press release pertaining to this Agreement or the Transactions shall be prepared by Bankrate, provided that any such public statement or proposed press release shall be reasonably satisfactory to the Shareholder. MMIS, the Shareholder and Bankrate will consult with each other concerning the means by which MMIS' employees, customers, and suppliers and others having dealings with MMIS will be informed of the Transactions, and Bankrate and the Subs, to the extent reasonably practicable, will have the right to be present for any such communication.

Section 11.06  Transfer Taxes.

(A)  All stock transfer, real estate transfer, documentary stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Transactions which are imposed by the State of Florida ("Florida Transfer Taxes") shall be the responsibility of Bankrate, which shall cause such Florida Transfer Taxes to be paid when due. All parties shall cooperate in preparing, executing and filing any Returns with respect to such Florida Transfer Taxes.

(B)  All stock transfer, real estate transfer, documentary stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) incurred in connection with the Transactions which are imposed by the State of Illinois ("Illinois Transfer Taxes") shall be the responsibility of Shareholder, which shall cause such Illinois Transfer Taxes to be paid when due. All parties shall cooperate in preparing, executing and filing any Returns with respect to such Illinois Transfer Taxes.

Section 11.07  Shareholder Litigation. MMIS shall give Bankrate the opportunity, but Bankrate shall not be obligated, to consult on the defense or settlement of any shareholder litigation against MMIS and its directors relating to any of the Transactions.

Section 11.08  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 11.09  Amendment. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by MMIS, the Shareholder and Bankrate and making specific reference to this Agreement.

Section 11.10  Extension: Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party hereto at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

Section 11.11  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, except that either of the Subs may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Bankrate or to any direct or indirect wholly owned Subsidiary of Bankrate, but no such assignment shall relieve such Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, all the terms and provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

Section 11.12  No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.

Section 11.13  Specific Performance. MMIS and the Shareholder acknowledge that the business of MMIS is unique and recognize and affirm that in the event of a breach of this Agreement by MMIS or the Shareholder, money damages may be inadequate and Bankrate and the Subs may have no adequate remedy at law. Accordingly, MMIS and the Shareholder agree that Bankrate and the Subs shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and MMIS' and the Shareholder's obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive or other equitable relief.

Section 11.14  Governing Law. This Agreement, the Ancillary Agreements and the Transactions shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

Section 11.15  Enforcement Jurisdiction. MMIS, the Shareholder, the Subs and Bankrate agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Courts of the State of New York or any Federal court located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the Courts of the State of New York or any Federal court located in the State of New York in the event any dispute arising out of this Agreement or any Transaction, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (C) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a Court of the State of New York or any Federal court sitting in the State of New York.

Section 11.16  Arbitration.

(A)  In case of a dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination; MMIS, the Shareholder, each of the Subs and Bankrate, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim within sixty (60) calendar days of receipt of notice of such claim. If the applicable parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties.

(B)  If no such agreement can be reached after good faith negotiation lasting not longer than sixty (60) calendar days after the receipt of notice of such claim, any of the applicable parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Arbitration shall be administered by the American Arbitration Association (the "AAA") and shall be conducted by three neutral arbitrators. Within fifteen (15) calendar days prior to the commencement of arbitration, each of the Subs and Bankrate, on one hand, and MMIS or the Shareholder, on the other hand, shall each select one neutral qualified arbitrator. Within ten (10) calendar days of their appointment, the two neutral arbitrators so selected shall select the third neutral qualified arbitrator from a list of arbitrators provided by the AAA having experience in the area of mergers and acquisitions. The third arbitrator shall act as chair of the arbitration panel. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the chair of the arbitration panel and shall be governed by the Federal Rules of Civil Procedure. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. The award by the arbitrators shall be in writing, shall be signed by a majority of the arbitrators and shall include a statement of written findings of fact and conclusions regarding the reasons for the disposition of any claim.

(C)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in New York, New York under the Commercial Arbitration Rules then in effect of the AAA. The arbitrators shall designate which party is the prevailing party in the dispute, taking into account, among other factors, the amount in dispute and the amount of the award. The non-prevailing party shall pay all costs and fees associated with the arbitration. "Costs and fees" for purposes of this subsection mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out of pocket expenses such as copying and telephone, witness fees and reasonable attorneys’ fees.

(D)  By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request of such provisional remedies by a party to a court shall not be deemed a waiver of the agreement to arbitrate.

Section 11.17  JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND THE TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

Section 11.18  Bankrate’s Right to Conduct Other Activities. MMIS and the Shareholder hereby acknowledge that Bankrate and its affiliates are considering transactions with other companies, some of which may be competitive with MMIS' business. Neither Bankrate or its affiliates or their respective directors, employees, agents, partners, officers or other representatives shall be liable for any claim arising out of, related to, or based upon (i) the investment by Bankrate in, or the acquisition by Bankrate of, any entity competitive with MMIS or (ii) actions taken by Bankrate or its affiliates or any director, employee, agent, partner, officer or other representative of Bankrate or its affiliates to assist any such competitive company or to evaluate or enter into a transaction with such competitive company.

Section 11.19  Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with its Exhibits and Schedule 1, (A) constitute the entire agreement, and supersede all prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, among the parties with respect to the Mergers and other Transactions and (B) are not intended to confer upon any Person other than the parties any rights or remedies.

Bankrate, De Both, Sub1, Sub2, MMIS, and the Shareholder have duly executed this Agreement, all as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto as of the date first written above.

BANKRATE, INC.

By: /s/ Thomas R. Evans
Name: Thomas R. Evans
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

MORTGAGE MARKET INFORMATION SERVICES, INC.

By: /s/ James R. De Both
Name: James R. De Both
Title: President

INTEREST.COM, INC.

By: /s/ James R. De Both
Name: James R. De Both
Title: President

SCARLETT ENTERPRISES, LTD.

By: /s/ James R. De Both
Name: James R. De Both
Title: President

JAMES R. DE BOTH

/s/ James R. De Both

EXHIBIT 3.03(A)

PRE-CLOSING BALANCE SHEET

EXHIBIT 5.02(A)

MMIS CERTIFICATES OF INCORPORATION

EXHIBIT 5.02(B)

MMIS BYLAWS

EXHIBIT 9.02(H)

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT